Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Xenith Bankshares, Inc.:

We have audited the accompanying consolidated balance sheets of Xenith Bankshares, Inc. and subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xenith Bankshares, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

McLean, Virginia
March 14, 2017

CONSOLIDATED BALANCE SHEETS

As of December 31, 2016 and 2015

(in thousands, except share data)	December 31, 2016	December 31, 2015
Assets
Cash and due from banks	$18,825	$17,031
Interest-bearing deposits in other banks	4,797	691
Overnight funds sold and due from Federal Reserve Bank	103,372	46,024
Investment securities available for sale, at fair value	317,443	198,174
Restricted equity securities, at cost	24,313	9,830
Loans	2,464,056	1,538,952
Allowance for loan losses	(21,940)	(23,157)
Net loans	2,442,116	1,515,795
Premises and equipment, net	56,996	52,135
Interest receivable	8,806	4,116
Other real estate owned and repossessed assets, net of valuation allowance	5,345	12,409
Goodwill	26,931	—
Other intangible assets, net	3,787	248
Net deferred tax assets, net of valuation allowance	157,825	92,142
Bank-owned life insurance	72,104	50,695
Other assets	13,969	6,226
Assets of discontinued operations	10,563	60,424
Totals assets	$3,267,192	$2,065,940
Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing demand	$501,678	$298,351
Interest-bearing:
Demand and money market	1,113,453	693,413
Savings	86,739	61,023
Time deposits:
Less than $250	785,303	592,089
$250 or more	84,797	60,269
Total deposits	2,571,970	1,705,145
Federal Home Loan Bank borrowings	172,000	25,000
Other borrowings	38,813	29,689
Interest payable	829	463
Other liabilities	19,093	13,974
Liabilities of discontinued operations	849	1,048
Total liabilities	2,803,554	1,775,319
Commitments and contingencies
Shareholders' equity:
Preferred stock, 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 23,123,518 and 17,112,827 shares issued and outstanding on December 31, 2016 and December 31, 2015, respectively	231	171
Capital surplus	710,916	591,957
Accumulated deficit	(245,538)	(302,580)
Accumulated other comprehensive (loss) income, net of tax	(2,428)	560
Total shareholders' equity before non-controlling interest	463,181	290,108
Non-controlling interest of discontinued operations	457	513
Total shareholders' equity	463,638	290,621
Total liabilities and shareholders' equity	$3,267,192	$2,065,940

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2016 and 2015

(in thousands)	December 31, 2016	December 31, 2015
Interest income
Loans, including fees	$85,513	$67,443
Investment securities	6,584	6,267
Overnight funds sold and deposits in other banks	320	158
Total interest income	92,417	73,868
Interest expense
Deposits:
Demand and money market	4,663	2,799
Savings	126	53
Time deposits	8,090	7,710
Interest on deposits	12,879	10,562
Federal Home Loan Bank borrowings	301	668
Other borrowings	2,368	1,728
Total interest expense	15,548	12,958
Net interest income	76,869	60,910
Provision for loan losses	11,329	626
Net interest income after provision for loan losses	65,540	60,284
Noninterest income
Service charges on deposit accounts	4,686	4,989
Earnings from bank-owned life insurance	1,492	1,245
Gain on sales of available-for-sale investment securities	16	238
Visa check card income	2,847	2,652
Other	2,083	2,543
Total noninterest income	11,124	11,667
Noninterest expense
Salaries and employee benefits	34,501	33,566
Professional and consultant fees	3,021	3,459
Occupancy	6,427	6,347
FDIC insurance	1,847	1,765
Data processing	5,602	5,201
Problem loan and repossessed asset costs	650	1,486
Impairments and gains and losses on sales of other real estate owned and repossessed assets	532	5,140
Impairments and gains and losses on sales of premises and equipment	48	4,348
Equipment	1,083	1,288
Board fees	1,347	1,183
Advertising and marketing	539	623
Merger related	16,717	—
Other	8,564	9,223
Total noninterest expense	80,878	73,629
Loss from continuing operations before benefit from income taxes	(4,214)	(1,678)
Benefit from income taxes	(59,728)	(92,415)
Net income from continuing operations	55,514	90,737
Net income from discontinued operations before provision for income taxes	4,191	4,061
Provision for income taxes	996	103
Net income from discontinued operations attributable to non-controlling interest	1,667	1,740
Net income from discontinued operations	1,528	2,218
Net income attributable to Xenith Bankshares, Inc.	$57,042	$92,955

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Years Ended December 31, 2016 and 2015

(in thousands)	December 31, 2016	December 31, 2015
Net income attributable to Xenith Bankshares, Inc.	$57,042	$92,955
Other comprehensive loss, net of tax:
Deferred tax benefit from release of valuation allowance	—	(773)
Change in unrealized gain on available-for-sale investment securities	(4,597)	(1,018)
Income tax effect	1,620	369
Reclassification adjustment for securities gains included in net income	(16)	(238)
Income tax effect	5	86
Other comprehensive loss, net of tax	(2,988)	(1,574)
Comprehensive income attributable to Xenith Bankshares, Inc.	$54,054	$91,381

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the Years Ended December 31, 2016 and 2015

					Accumulated Other	Non- controlling
	Common Stock		Capital	Accumulated	Comprehensive Income (Loss),	Interest of Discontinued	Total Shareholders'
(in thousands, except share data)	Shares	Amount	Surplus	Deficit	Net of Tax	Operations	Equity
Balance at December 31, 2014	17,057,222	$170	$590,228	$(395,535)	$2,134	$500	$197,497
Net income	—	—	—	92,955	—	1,741	94,696
Other comprehensive loss, net of tax	—	—	—	—	(1,574)	—	(1,574)
Share-based compensation expense	—	—	2,138	—	—	—	2,138
Net settlement of restricted stock units	55,605	1	(409)	—	—	—	(408)
Distributed non-controlling interest	—	—	—	—	—	(1,728)	(1,728)
Balance at December 31, 2015	17,112,827	171	591,957	(302,580)	560	513	290,621
Net income	—	—	—	57,042	—	1,667	58,709
Other comprehensive loss, net of tax	—	—	—	—	(2,988)	—	(2,988)
Issuance of common stock for the Merger	5,891,544	59	118,294	—	—	—	118,353
Share-based compensation expense	—	—	1,999	—	—	—	1,999
Issuance for share-based awards	119,147	1	(1,334)	—	—	—	(1,333)
Distributed non-controlling interest	—	—	—	—	—	(1,723)	(1,723)
Balance at December 31, 2016	23,123,518	$231	$710,916	$(245,538)	$(2,428)	$457	$463,638

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2016 and 2015

(in thousands)	December 31, 2016	December 31, 2015
Cash flows from operating activities
Net income from continuing operations	$55,514	$90,737
Net income from discontinued operations, before non-controlling interest	3,195	3,958
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,895	3,185
Deferred income tax benefit	(64,058)	(92,459)
Accretion of fair value adjustments	(2,429)	—
Amortization of core deposit intangible	467	711
Provision for loan losses	11,329	626
Share-based compensation expense	1,999	2,138
Net amortization of premiums and accretion of discounts on investment securities available for sale	2,437	2,114
Income from bank-owned life insurance	(1,492)	(1,245)
Gain on sales of available-for-sale investment securities	(16)	(238)
Impairments and gains and losses on sales of other real estate owned and repossessed assets	532	5,140
Impairments and gains and losses on sales of premises and equipment	48	4,348
Changes in:
Interest receivable	(226)	387
Other assets	17,630	3,389
Interest payable	81	(97)
Other liabilities	(33,269)	892
Net cash provided by (used in) operating activities - continuing operations	(5,363)	23,586
Net cash provided by (used in) operating activities - discontinued operations	47,523	(36,493)
Cash provided by (used in) operating activities	42,160	(12,907)
Cash flows from investing activities
Cash acquired in acquisition	69,241	—
Proceeds from maturities and calls of investment securities available for sale	38,069	35,824
Proceeds from sale of investment securities available for sale	31,632	82,695
Purchases of investment securities available for sale	(56,981)	(17,604)
Proceeds from sales of restricted equity securities	15,249	11,338
Purchases of restricted equity securities	(29,731)	(5,341)
Net increase in loans	(113,384)	(125,408)
Proceeds from sale of other real estate owned and repossessed assets, net	11,786	12,568
Proceeds from the sale of premise and equipment	—	9
Purchases of premises and equipment	(1,621)	(675)
Proceeds from bank-owned life insurance death benefit	—	80
Net cash used in investing activities - continuing operations	(35,740)	(6,514)
Net cash provided by (used in) investing activities - discontinued operations	2,139	(1,614)
Cash used in investing activities	(33,601)	(8,128)
Cash flows from financing activities
Net (decrease) increase in deposits	(89,252)	123,797
Net increase in short-term Federal Home Loan Bank borrowings	147,000	25,000
Repayments of long-term Federal Home Loan Bank borrowings	—	(165,500)
Issuance of common stock related to exercised options	1,471	—
Settlement of restricted stock units	(2,801)	(407)
Cash consideration paid in lieu of fractional shares	(6)	—
Distributed non-controlling interest	(1,723)	(1,728)
Net cash provided by (used in) financing activities	54,689	(18,838)
Increase (decrease) in cash and cash equivalents	63,248	(39,873)
Cash and cash equivalents at beginning of period	63,746	103,619
Cash and cash equivalents at end of period	$126,994	$63,746
Supplemental cash flow information:
Cash paid for interest	$15,228	$12,306
Cash paid for income taxes	8	8
Supplemental non-cash information:
Change in unrealized gain on investment securities available for sale, net of tax	$(2,988)	$(1,574)
Transfer from other real estate owned and repossessed assets to loans	1,501	543
Transfer from loans to other real estate owned and repossessed assets	5,228	4,532
Transfer from premises and equipment to other real estate owned and repossessed assets	734	4,407
Non-cash transaction related to acquisition:
Assets acquired	$1,025,352	$—
Liabilities assumed	1,003,170	—

See accompanying notes to consolidated financial statements.

NOTE 1 - Basis of Presentation

Xenith Bankshares, Inc. ("Xenith Bankshares" or the "Company") is the bank holding company for Xenith Bank (the "Bank"), a Virginia-based institution headquartered in Richmond, Virginia. As of December 31, 2016, the Company, through the Bank operates 42 full-service branches and two loan production offices. Xenith Bank is a commercial bank specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, and retail banking clients. The Bank offers marine finance floorplan and end-user loans through its Shore Premier Finance ("SPF") unit. Xenith Bank's regional area of operations spans from Baltimore, Maryland, to Raleigh and eastern North Carolina, complementing its significant presence in greater Washington, D.C., greater Richmond, Virginia, and greater Hampton Roads, Virginia.

Effective July 29, 2016, Xenith Bankshares completed a merger (the "Merger") with legacy Xenith Bankshares, Inc., a Virginia corporation ("Legacy Xenith"), pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of February 10, 2016, by and between the Company and Legacy Xenith. At the effective time of the Merger, Legacy Xenith merged with and into the Company, with the Company surviving the Merger. Also at the effective time of the Merger, the Company changed its name from "Hampton Roads Bankshares, Inc." to "Xenith Bankshares, Inc." and changed its ticker symbol to "XBKS."

Pursuant to the Merger Agreement, holders of Legacy Xenith common stock, par value $1.00 per share, received 4.4 shares (the "Exchange Ratio") of common stock of the Company, par value $0.01 per share ("common stock"), for each share of Legacy Xenith common stock held immediately prior to the effective time of the Merger, with cash paid in lieu of fractional shares. Each outstanding share of the Company common stock remained outstanding and was unaffected by the Merger.

Pursuant to the Merger Agreement and immediately following the completion of the Merger, legacy Xenith Bank, a Virginia banking corporation and wholly-owned subsidiary of Legacy Xenith ("Legacy Xenith Bank"), merged (the "Bank Merger") with and into the Bank, with the Bank surviving the Bank Merger. In connection with the Bank Merger, the Bank changed its name from "The Bank of Hampton Roads" to "Xenith Bank."

In connection with the Merger, the Company has incurred $16.7 million of Merger-related expenses, including legal, professional and printing services, systems conversion costs, retention and severance costs, and filing fees. Merger-related costs incurred by Legacy Xenith prior to the completion of the Merger are not included in the Company's consolidated statements of income.

Information contained herein as of the year ended December 31, 2016 includes the balances of Legacy Xenith; information contained herein as of years prior to December 31, 2016 does not include the balances of Legacy Xenith. Information for the year ended December 31, 2016 includes the operations of Legacy Xenith only for the period immediately following the effective date of the Merger (July 29, 2016) through December 31, 2016.

Unless otherwise stated herein or the context otherwise requires, references herein to "the Company" prior to the effective time of the Merger are to Hampton Roads Bankshares, Inc. and its wholly-owned subsidiaries, and references to "the Bank" are to The Bank of Hampton Roads. Unless otherwise stated herein or the context otherwise requires, references herein to "the Company" after the effective time of the Merger are to Xenith Bankshares, Inc. (f/k/a Hampton Roads Bankshares, Inc.) and its wholly-owned subsidiaries, and references to "the Bank" are to Xenith Bank (f/k/a The Bank of Hampton Roads).

On September 16, 2016, the Company announced its decision to cease operations of its mortgage banking business. In connection with this decision, the Bank entered into a definitive asset purchase agreement to sell certain assets of Gateway Bank Mortgage, Inc., a wholly-owned subsidiary of the Bank ("GBMI"), and to transition GBMI's operations, which include originating, closing, funding and selling first lien residential mortgage loans to an unrelated party (the "GBMI Sale"). The completion of the GBMI Sale occurred on October 17, 2016. The operations of GBMI have been reported as discontinued operations for all periods presented herein.

On December 7, 2016, the Company announced a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-10 (the "Reverse Stock Split"), which had been previously approved by the Company's shareholders. The Reverse Stock Split became effective on December 13, 2016. No fractional shares were issued in the Reverse Stock Split; rather shareholders of fractional shares received a cash payment based on the closing price of the Company's common stock as of the date of the Reverse Stock Split. The par value of each share of common stock remained unchanged at $0.01 per share and the number of authorized shares was not affected. References made to outstanding shares or per share amounts in the accompanying consolidated financial statements and disclosures have been retroactively adjusted to reflect the Reverse Stock Split, unless otherwise noted.

The Company owns all of the common stock of Gateway Capital Statutory Trust I, Gateway Capital Statutory Trust II, Gateway Capital Statutory Trust III, and Gateway Capital Statutory Trust IV (collectively, the "Gateway Capital Trusts"). The Gateway Capital Trusts are not consolidated as part of the Company's consolidated financial statements. The junior subordinated debentures issued by the Company to the Gateway Capital Trusts are included in other borrowings, and the Company's equity interest in the Gateway Capital Trusts is included in other assets. The Bank has an investment in a Virginia title insurance agency that enables it to offer title insurance policies to its real estate loan customers and also has several inactive wholly-owned subsidiaries. In consolidation, all intercompany transactions are recorded at cost and eliminated.

Certain comparative balances have been reclassified to reflect the current year's presentation. Any reclassification had no effect on total assets, total shareholders' equity or net income.

All dollar amounts included in the tables in these notes are in thousands, except per share data, unless otherwise stated.

NOTE 2 - Summary of Significant Accounting Policies

The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles ("GAAP") requires management to make assumptions, judgments and estimates that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term are the determination of the allowance for loan losses, the valuation of other real estate owned and repossessed assets, the valuation of net deferred tax assets, the determination of the fair value for financial instruments, and the fair values of loans and other assets acquired and liabilities assumed in the Merger.

Accounting for Acquisition

The Merger was determined to be an acquisition of a business and accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 805, "Business Combinations" ("ASC 805"), with the assets acquired and liabilities assumed pursuant to the business combination recorded at estimated fair values as of the effective date of the combination. The determination of fair values requires management to make estimates about future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to actual results that may differ materially from the estimates made. In accordance with the framework established by FASB ASC Topic 820, "Fair Value Measurements and Disclosure" ("ASC 820"), the Company used a fair value hierarchy to prioritize the information used to form assumptions and estimates in determining fair values. These fair value hierarchies are further discussed below.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, cash due from banks, interest-bearing deposits in other banks, and overnight funds sold and due from the Federal Reserve Bank (the "FRB"). The Company considers all highly-liquid debt instruments with original maturities, or maturities when purchased, of three months or less to be cash equivalents.

Investment Securities

Investment securities are classified into three categories:

1.	debt securities that a company has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost;

2.	debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in net income; and

3.	debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses excluded from net income. Such unrealized gains and losses are reported in other comprehensive income, net of tax, and as a separate component of shareholders' equity, net of tax.

Except for restricted equity securities, all investment securities are classified by the Company as "available for sale." Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Investment securities for which the fair value of the security is less than its amortized cost are evaluated periodically for credit related other-than-temporary impairment ("OTTI"). For debt securities, impairment is considered other-than-temporary and recognized in its entirety in the consolidated statements of income if either the Company intends to sell the security or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If, however, the Company does not intend to sell the security and it is not more likely than not that it will be required to sell the security before recovery, the Company must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost basis of the security exceeds the present value of the cash flows expected to be collected from the security. If there is credit loss, the loss is recognized in the consolidated statements of income, and the remaining portion of the impairment is recognized in other comprehensive income (loss). For equity securities, impairment is considered to be other-than-temporary based on the ability and intent to hold the investment until a recovery of fair value. OTTI of an equity security results in a write-down that is included in the consolidated statements of income. Factors management uses in reviewing investment securities for OTTI include the extent to which cost exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer, the best estimate of the present value of cash flows expected to be collected from debt securities, the intention with regard to holding the security to maturity, and the likelihood that the security would be sold before recovery. All OTTI identified are taken in the periods identified, and once charged to income a new cost basis for the security is established.

The Company held no securities classified as "held to maturity" or "trading" as of December 31, 2016 and 2015, and has recorded no OTTI for the years ended December 2016 and 2015.

Loans

Loans are carried at their unpaid principal amount outstanding net of unamortized fees and origination costs, partial charge-offs, if any, and in the case of acquired loans, unaccreted fair value or "purchase accounting" adjustments. Interest income is recorded as earned on an accrual basis. Generally, the accrual of interest income is discontinued when a loan is 90 days or greater past due as to principal or interest or when the collection of principal and/or interest is in doubt, which may occur in advance of the loan being past due 90 days. In the period loans are placed in nonaccrual status, interest receivable is reversed against interest income. Interest payments received thereafter are applied as a reduction of the principal balance until the loan is in compliance with its stated terms. Loans are removed from nonaccrual status when they become current as to both principal and interest and when the collection of principal and interest is no longer considered doubtful. The accrual of interest is not discontinued on loans past due 90 days or greater if the estimated net realizable value of collateral is sufficient to assure collection of both principal and interest and the loan is in the process of collection. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the yield (interest income) over the life of the related loan. In those instances when a loan prepays, the unamortized remaining deferred fees or costs are recognized upon prepayment as interest income. The Company has an allowance reserve to provide for possible loan losses.

A loan is considered impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans, unless collateral dependent, are measured at the present value of their expected future cash flows by discounting those cash flows at the loan's interest rate or at the loan's observable market price. For collateral dependent impaired loans, impairment is measured based upon the estimated fair value of the underlying collateral less disposal costs. The majority of the Company's impaired loans are collateral dependent. The Company's policy is to charge off impaired loans at the time of foreclosure, repossession or liquidation, or at such time any portion of the loan is deemed to be uncollectible and in no case later than 90 days in nonaccrual status. Once a loan is considered impaired, it continues to be considered impaired until the collection of all contractual interest and principal is considered probable or the balance is charged off.

A restructured or modified loan results in a troubled debt restructuring ("TDR") when a borrower is experiencing financial difficulty and the creditor grants a concession. TDRs are included in impaired loans and can be in accrual or nonaccrual status. Those in nonaccrual status are returned to accrual status after a period (generally at least six months) of performance under which the borrower demonstrates the ability and willingness to repay the loan.

Acquired loans pursuant to a business combination are initially recorded at estimated fair value as of the date of acquisition; therefore, any related allowance for loan losses is not carried over or established at acquisition. The difference between contractually required amounts receivable and the acquisition date fair value of loans that are not deemed credit-impaired at acquisition is accreted (recognized) into income over the life of the loan either on a level yield or interest method. Any change in credit quality subsequent to acquisition for these loans is reflected in the allowance for loan losses at such time the remaining purchase accounting adjustment (discount) for the acquired loans is inadequate to cover the allowance needs of these loans.

Loans acquired with evidence of credit deterioration since origination and for which it is probable at the date of acquisition that all contractually required principal and interest payments will not be collected are accounted for under FASB ASC Topic 310-30, "Loans and Debt Securities Acquired with Deteriorated Credit Quality" ("ASC 310-30"). A portion of the loans acquired in the Merger were deemed by management to be purchased credit-impaired loans qualifying for accounting under ASC 310-30.

In applying ASC 310-30 to acquired loans, the Company must estimate the amount and timing of cash flows expected to be collected. The estimation of the amount and timing of expected cash flows to be collected requires significant judgment, including default rates, the amount and timing of prepayments, and the liquidation value and timing of underlying collateral, in addition to other factors. ASC 310-30 allows the purchaser to estimate cash flows on purchased credit-impaired loans on a loan-by-loan basis or aggregate credit-impaired loans into one or more pools, if the loans have common risk characteristics. The Company has estimated cash flows expected to be collected on a loan-by-loan basis.

For purchased credit-impaired loans, the excess of cash flows expected to be collected over the estimated acquisition date fair value is referred to as the accretable yield and is accreted into interest income over the period of expected cash flows from the loan, using the effective yield method. The difference between contractually required payments due and the cash flows expected to be collected at acquisition, on an undiscounted basis, is referred to as the nonaccretable difference.

ASC 310-30 requires periodic re-evaluation of expected cash flows for purchased credit-impaired loans subsequent to acquisition date. Decreases in the amount or timing of expected cash flows attributable to credit will generally result in an impairment charge to earnings such that the accretable yield remains unchanged. Increases in expected cash flows will result in an increase in the accretable yield, which is a reclassification from the nonaccretable difference. The new accretable yield is recognized in income over the remaining period of expected cash flows from the loan. The Company re-evaluates expected cash flows no less frequent than annually and generally on a quarterly basis.

Acquired loans for which the Company cannot predict the amount or timing of cash flows are accounted for under the cost recovery method, whereby principal and interest payments received reduce the carrying value of the loan until such amount has been received. Amounts received in excess of the carrying value are reported in interest income.

The Company has loans held for sale related to its mortgage banking business. Loans held for sale are carried at the lower of cost or fair value in the aggregate and reported as assets from discontinued operations on the Company's consolidated balance sheets.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance consisting of the cumulative effect of the provision for loan losses, less loans charged off, plus any amounts recovered on loans previously charged off. The provision for loan losses is the amount necessary, in management's judgment, to maintain the allowance for loan losses at a level it believes sufficient to cover incurred losses in the Company's loan portfolio as of the balance sheet date. Loans are charged against the allowance when, in management's opinion, they are deemed wholly or partially uncollectible. Recoveries of loans previously charged off are credited to the allowance when realized.

The Company's allowance for loan losses consists of (1) a general component for collective loan impairment recognized and measured pursuant to FASB ASC Topic 450, "Contingencies," and (2) a specific component for individual loan impairment recognized and measured pursuant to FASB ASC Topic 310, "Receivables."

The specific component relates to loans that are determined to be impaired, and therefore, are individually evaluated for impairment. For those loans, an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan.

A portion of the general reserve component is based on groups of homogeneous loans, defined by Call Codes, to which a loss rate is applied based on historical loss experience and adjusted for qualitative factors where necessary. The Company's loan portfolio is also grouped by risk grade as determined in the Company's loan grading process. A weighted average historical loss rate is computed for each group of loans. The historical loss rate is based on a lookback period approximating an economic cycle and with higher weightings assigned to the more recent periods.

The general reserve also includes an unallocated qualitative component, which is maintained to cover uncertainties that could affect management's estimate of probable losses and reflects the imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. The unallocated qualitative component includes both external and internal factors. External factors include published data for the gross domestic product growth rate, interest rate levels as measured by the prime rate, changes in regional home price indices, and regional unemployment statistics. The internal factor is based on a self-assessment of the credit process, including loan approval authority changes, the number of extensions and interest only loans within the portfolio, the status of financial information from borrowers, loan type concentration, risk grade accuracy, adherence to loan growth forecasts, and asset quality metrics.

In evaluating loans accounted for under ASC 310-30, management must periodically re-estimate the amount and timing of cash flows expected to be collected. Upon re-estimation, any deterioration in the timing and/or amount of cash flows results in an impairment charge, which is reported as a provision for loan losses in net income and a component of the Company's allowance for loan losses. A subsequent improvement in the expected timing or amount of future cash flows for those loans could result in the reduction of the allowance for loan losses and an increase in net income.

The Company has no allowance for loan losses on its guaranteed student loan ("GSL") portfolio. In allocating the consideration paid in the Merger, the Company recorded a fair value adjustment for GSLs, which reduced the carrying amount in the portfolio to an amount that approximates the portion of the loans subject to federal guarantee.

Although various data and information sources are used to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary, if conditions, circumstances or events are substantially different from the assumptions used in making the assessments. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary from previous estimates.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions or reductions to the allowance for loan losses based on their judgments of information available to them at the time of their examination.

Premises and Equipment

Premises and equipment, including leasehold improvements, are recorded at cost less accumulated depreciation or amortization. Premises and equipment acquired pursuant to a business combination are recorded at estimated fair values as of the acquisition date. Depreciation is calculated over the estimated useful lives of the respective assets on a straight-line basis. Leasehold improvements are capitalized and amortized over the shorter of the useful life of the asset or the lease term, including probable renewal periods. Land is not subject to depreciation. Maintenance and repairs are charged to expense as incurred. The costs of major additions and improvements are capitalized and depreciated over their estimated useful lives. Depreciable lives for major categories of assets are as follows:

Building and improvements	7 to 50 years
Equipment, furniture and fixtures	3 to 15 years
Information technology equipment	3 to 5 years

Other Real Estate Owned and Repossessed Assets

Other real estate owned and repossessed assets include real estate acquired in the settlement of loans, other repossessed collateral, and bank premises held for sale and are initially recorded at estimated fair value less disposal costs. At foreclosure, any excess of the loan balance over this value is charged to the allowance for loan losses. Subsequent to foreclosure, management periodically performs valuations, including obtaining updated appraisals and the review of other observable data, and, if required, a reserve is established to reflect the carrying value of the asset at the lower of the then existing carrying value or the estimated fair value less costs of disposal.

Costs to bring a property to salable condition are capitalized up to the fair value of the property less selling costs, while costs to maintain a property in salable condition are expensed as incurred. Losses on subsequent impairments and gains and losses upon disposition of other real estate owned are recognized in noninterest expense on the Company's consolidated statements of income. Revenue and expenses from operations of other real estate owned and repossessed assets are also included in the consolidated statements of income.

Property values are affected by various factors in addition to local economic conditions, including, among other things, changes in general or regional economic conditions, government rules or policies, and natural disasters. While the Company's policy is to obtain updated appraisals on a periodic basis, there are no assurances that the Company may be able to realize the amount indicated in the appraisal upon disposition of the underlying property.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the consideration paid over the fair value of the identifiable net assets acquired. Goodwill is tested at least annually for impairment and whenever events occur that the carrying amount of goodwill may not be recoverable. In performing the impairment test, the Company performs qualitative assessments based on macroeconomic conditions, industry changes, financial performance and other relevant information. If necessary, the Company performs a quantitative analysis to estimate the fair value of the reporting unit, which may include employing a number of valuation techniques such as market capitalization, discounted cash flows. If the fair value of the reporting unit is determined to be less than the reporting unit's carrying value of its equity, the Company would be required to allocate the fair value of the reporting unit to all of the assets and liabilities of the unit, with the excess of fair value over allocated net assets representing the fair value of the unit's goodwill. Impairment is measured as the amount, if any, by which the carrying value of the reporting unit's goodwill exceeds the estimated fair value of that goodwill. Management has concluded that none of its recorded goodwill was impaired as of December 31, 2016.

Other intangible assets, which represent acquired core deposit intangibles, are amortized over their estimated useful life on a straight-line basis. The Company has not identified any events or circumstances that would indicate impairment in the carrying amounts of other intangibles.

Operating Leases

The Company has operating leases for many of its branch and office locations. The lease agreements for certain locations contain rent escalation clauses, free rent periods and leasehold improvement allowances. Scheduled rent escalations during the lease terms, rental payments commencing at a date other than the date of initial occupancy, and leasehold improvement allowances received are recognized on a straight-line basis over the terms of the leases in occupancy expense in the consolidated statements of income. Liabilities related to the difference between actual payments and the straight-lining of rent are recorded in other liabilities on the consolidated balance sheets.

Bank-owned Life Insurance

The Bank invests in bank-owned life insurance ("BOLI"), which is life insurance purchased by the Bank on a select group of employees. The Bank is the owner and primary beneficiary of the policies. BOLI is recorded in the Company's balance sheet at the cash surrender value of the underlying policies. Earnings from the increase in cash surrender value of the policies, other than death benefits, are included in noninterest income on the statements of income. Benefits paid upon death are split with the beneficiaries of the covered employees and, in certain cases, former employees. Proceeds from death benefits first reduce the cash surrender value attributable to the individual policy, and proceeds exceeding the cash surrender value are recorded as noninterest income. The Company expenses the present value of the expected cost of maintaining the policies over the expected life of the covered employees or former employees. The Bank has rights under the insurance contracts to redeem them for book value at any time.

Income Taxes

The Company computes its income taxes under the asset and liability method in accordance with FASB ASC Topic 740, "Income Taxes" ("ASC 740"). Pursuant to ASC 740, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, resulting in temporary differences. Deferred tax assets, including tax loss and credit carryforwards, and deferred tax liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred income tax expense (benefit) represents the change during the period in the deferred tax assets and the deferred tax liabilities.

A deferred tax liability is recognized for all temporary differences that will result in future taxable income; a deferred tax asset is recognized for all temporary differences that will result in future tax deductions, potentially reduced by a valuation allowance. A valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. In making this assessment, all sources of taxable income available to realize the deferred tax asset are considered including taxable income in prior carryback years, future releases of existing temporary differences, tax planning strategies, and future taxable income exclusive of reversing temporary differences and carryforwards. The predictability that future taxable income, exclusive of reversing temporary differences, will occur is the most subjective of these four sources. Additionally, cumulative losses in recent years is considered negative evidence that may be difficult to overcome to support a conclusion that future taxable income, exclusive of reversing temporary differences and carryforwards, is sufficient to realize a deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. The evaluation of the recoverability of deferred tax assets requires management to make significant judgments regarding the releases of temporary differences and future profitability, among other items. Management has concluded that, as of December 31, 2016, a valuation allowance of $780 thousand was required on the Company's deferred tax assets.

The impact of a tax position is recognized in the financial statements if it is probable that position is more likely than not to be sustained by the taxing authority. Benefits from tax positions are measured at the highest tax benefit that is greater than 50% likely of being realized upon settlement. To the extent that the final tax outcome of these matters is different from the amounts recorded, the differences (both favorably and unfavorably) impact income tax expense in the period in which the determination is made. The Company recognizes interest and/or penalties related to income tax matters in other noninterest expense.

Share-based Compensation

The Company accounts for share-based compensation awards at the estimated fair value as of the grant date of the award. Stock options are valued based on the Black-Scholes model, and restricted stock awards are valued based on the market price of the Company's stock on the day of grant. The grant-date fair value of the award is recognized as expense over the requisite service period in which the awards are expected to vest. Changes in the fair value of options (in the event of an award modification) are reflected as an adjustment to compensation expense in the period in which the change occurs.

Derivatives

Derivatives designated as cash flow hedges, in accordance with FASB ASC Topic 815, "Derivatives and Hedging," ("ASC 815"), are used primarily to minimize the variability in cash flows of assets or liabilities caused by interest rates. Cash flow hedges are periodically tested for effectiveness, which measures the correlation of the cash flows of the hedged item with the cash flows from the derivative. The effective portion of changes in the fair value of derivatives designated as cash flow hedges is recorded in accumulated other comprehensive income ("AOCI") and is subsequently reclassified into net income in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivative is recognized directly in earnings.

Through GBMI, the Company originated single family, residential first lien mortgage loans that are sold to secondary market investors on a best efforts basis. In connection with the underwriting process, the Company entered into commitments to originate or purchase residential mortgage loans whereby the interest rate of the loan is agreed to prior to funding ("interest rate lock commitments"). Interest rate lock commitments on residential mortgage loans that the Company intends to sell in the secondary market are considered derivatives. These derivatives are carried at fair value with changes in fair value reported as a component of discontinued operations. The Company managed its exposure to changes in fair value associated with these interest rate lock commitments by entering into simultaneous agreements to sell the residential loans to third party investors shortly after their origination and funding.

Under the best efforts method, loans originated for sale are primarily sold in the secondary market as whole loans. Whole loan sales are executed with the servicing rights being released to the buyer upon the sale, with the gain or loss on the sale equal to the difference between the proceeds received and the carrying value of the loans sold. The Company is obligated to sell the loans only if the loans close. As a result of the terms of the contractual relationships, the Company is not exposed to losses nor will it realize gains related to its interest rate lock commitments due to subsequent changes in interest rates.

The Company has derivatives that are not designated as hedges and are not speculative and result from a service the Company provides to certain customers. The Company executes interest rate derivatives with commercial banking customers to facilitate their respective risk management strategies. Those interest rate derivatives are simultaneously hedged by offsetting derivatives that the Company executes with a third party, thus minimizing its net exposure from such transactions. These derivatives do not meet the hedge accounting requirements; therefore, changes in the fair value of both the customer derivative and the offsetting derivative are recognized in noninterest income on the consolidated statements of income.

Fair Value

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market (or most advantageous market in the absence of a principal market) for such asset or liability. In estimating fair value, the Company utilizes valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. Such valuation techniques are consistently applied. Inputs to valuation techniques include the assumptions that market participants would use in pricing an asset or liability.

ASC 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

Under the guidance in ASC 820, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Quoted prices in active markets for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2	Significant observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value to such assets or liabilities.

NOTE 3 - Business Combination

The Company has accounted for the Merger under the acquisition method of accounting, whereby the acquired assets and assumed liabilities are recorded by the Company at their estimated fair values as of the effective date of the Merger, which was July 29, 2016. Fair value estimates were based on management's assessment of the best information available at the time of determination and are highly subjective.

The Merger combined two banks with complementary capabilities and geographical focus, thus provided the opportunity for the organization to leverage its existing infrastructure, including people, processes and systems, across a larger asset base.

The following table presents the summary balance sheet of Legacy Xenith as of the date of the Merger inclusive of estimated fair value adjustments and the allocation of consideration paid in the Merger to the acquired assets and assumed liabilities. Common stock issued and the per share price are reflected on a pre-Reverse Stock Split basis. The allocation resulted in goodwill of $26.9 million, which represents the growth opportunities and franchise value the Bank has in the markets it serves.

As of July 29, 2016
Fair value of assets acquired:
Cash and cash equivalents	$69,241
Investment securities	139,025
Loans	827,987
Premises and equipment	6,180
Other real estate owned	738
Core deposit intangible	4,006
Accrued interest receivable	4,464
Net deferred tax asset	5,156
Bank-owned life insurance	19,917
Other assets	17,879
Total assets	$1,094,593
Fair value of liabilities assumed:
Deposits	$956,078
Accrued interest payable	285
Supplemental executive retirement plan	2,162
Borrowings	36,533
Other liabilities	8,112
Total liabilities	$1,003,170
Net identifiable assets acquired	$91,423

Consideration paid:
Company's common shares issued (1)	58,915,439
Purchase price per share (2)	$1.97
Value of common stock issued	$116,063
Estimated fair value of stock options	2,290
Cash in lieu of fractional shares	1
Total consideration paid	118,354
Goodwill	$26,931

(1) The issuance of shares in the Merger preceded the Reverse Stock Split and the number of shares of the Company common stock is presented on a pre-Reverse Stock Split basis.

(2) The value of the shares of the Company common stock exchanged for shares of Legacy Xenith common stock was based upon the closing price of Company common stock at July 28, 2016, the last trading day prior to the date of completion of the Merger, which occurred prior to the Reverse Stock Split and is presented at the pre-Reverse Stock Split price.

The following table presents the purchased performing and purchased credit-impaired loans receivable at the date of the Merger and the fair value adjustments (discounts) recorded immediately following the Merger:

	Purchased Performing	Purchased Impaired	Total
Principal payments receivable	$830,613	$9,851	$840,464
Fair value adjustment - credit and interest	(9,318)	(3,159)	(12,477)
Fair value of acquired loans	$821,295	$6,692	$827,987

The following table presents the effect of the Merger on the Company, on a pro forma basis, as if the Merger had occurred at the beginning of the years ended December 31, 2016 and 2015. There were no merger-related expenses incurred in 2015. Merger-related expenses of $16.7 million for the year ended December 31, 2016, which are included in the Company's consolidated statements of income, are not included in the pro forma information below. Merger-related expenses incurred by Legacy Xenith prior to the completion of the Merger are not included in the Company's consolidated statements of income and are also not included in the pro forma information below. Net income includes pro forma adjustments for the accretion of estimated fair value adjustments on acquired loans and amortization of estimated core deposit intangibles. An effective income tax rate of 35% was used in determining pro forma net income.

	Years Ended December 31,
	2016	2015
Revenue (net interest income plus noninterest income)	$105,796	$108,827
Net income from continuing operations	$9,913	$5,173
Earnings per share (basic)	$0.43	$0.23
Earnings per share (diluted)	$0.43	$0.22

NOTE 4 - Discontinued Operations

In connection with the GBMI Sale, which was completed on October 17, 2016, GBMI ceased taking new mortgage loan applications, and all applications with prospective borrowers that were in process as of the completion of the GBMI Sale were managed by GBMI through funding and sale to investors in the ordinary course of business. As of December 31, 2016, there were no remaining loans to be funded and $9.9 million of loans were held for sale to investors related to GBMI, which are included in assets from discontinued operations in the Company’s consolidated balance sheets. Proceeds from the GBMI Sale, which included the sale of certain fixed assets, were $87 thousand.

The decision to exit the mortgage business was based on a number of factors, including the costs of regulatory compliance and the scale required to be competitive. Management believes after the discontinued operations have been fully transitioned to the purchaser and the remaining funded loans are sold, which was substantially complete as of December 31, 2016, there will be no material on-going obligations with respect to the mortgage banking business.

The following table presents summarized results of operations of the discontinued operations for the periods stated:

	December 31, 2016	December 31, 2015
Net interest income	$514	$704
Benefit for loan losses	(22)	(26)
Net interest income after provision for loan losses	536	730
Noninterest income	20,784	19,969
Noninterest expense:
Salaries and employee benefits	13,315	12,761
Professional and consultant fees	293	338
Occupancy	657	738
Data processing	482	347
Equipment	60	104
Advertising and marketing	664	933
Other	1,658	1,417
Total noninterest expense	17,129	16,638
Net income before provision for income taxes	4,191	4,061
Provision for income taxes	996	103
Net income	3,195	3,958
Net income attributable to non-controlling interest	1,667	1,740
Net income attributable to Xenith Bankshares, Inc.	$1,528	$2,218

NOTE 5 - Restriction of Cash

To comply with regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement based on the weeks closest to December 31, 2016 and December 31, 2015 was $63.9 million, and $32.0 million, respectively. The Bank was in compliance with this requirement at December 31, 2016.

NOTE 6 - Investment Securities

The following tables present amortized cost, gross unrealized gains and losses, and fair values of investment securities available for sale as of the dates stated:

	December 31, 2016
		Gross	Gross
		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Fair Value
Mortgage-backed securities
Agencies	$135,054	$793	$957	$134,890
Collateralized	63,837	61	1,145	62,753
Collateralized mortgage obligations	19,626	288	104	19,810
Asset-backed securities	14,866	—	108	14,758
Municipals
Tax-exempt	67,738	—	2,983	64,755
Taxable	18,105	1	430	17,676
Corporate bonds	983	1	—	984
Equity securities	969	848	—	1,817
Total securities available for sale	$321,178	$1,992	$5,727	$317,443

	December 31, 2015
		Gross	Gross
		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Fair Value
Mortgage-backed securities
Agencies	$147,980	$1,498	$279	$149,199
Asset-backed securities	23,787	—	495	23,292
U.S. agency securities	12,565	507	—	13,072
Corporate bonds	11,994	—	804	11,190
Equity securities	970	451	—	1,421
Total securities available for sale	$197,296	$2,456	$1,578	$198,174

As of December 31, 2016 and 2015, the Company had available-for-sale securities with a fair value of $83.0 million and $66.7 million, respectively, pledged as collateral for public deposits and borrowings.

Unrealized Losses

The following tables present the fair values and gross unrealized losses aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position as of the dates stated:

		December 31, 2016
		Less than 12 Months		12 Months or More		Total
	Number of		Unrealized		Unrealized		Unrealized
	securities	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Mortgage-backed securities
Agencies	33	$88,315	$945	$695	$12	$89,010	$957
Collateralized	19	42,272	1,145	—	—	42,272	1,145
Collateralized mortgage obligations	6	7,216	104	—	—	7,216	104
Asset-backed securities	6	5,443	64	9,315	44	14,758	108
Municipals
Tax-exempt	44	64,755	2,983	—	—	64,755	2,983
Taxable	9	17,149	430	—	—	17,149	430
Total securities available for sale	117	$225,150	$5,671	$10,010	$56	$235,160	$5,727

		December 31, 2015
		Less than 12 Months		12 Months or More		Total
	Number of		Unrealized		Unrealized		Unrealized
	securities	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Mortgage-backed securities
Agencies	24	$56,787	$244	$1,517	$35	$58,304	$279
Asset-backed securities	9	17,554	291	5,738	204	23,292	495
Corporate bonds	6	—	—	11,190	804	11,190	804
Total securities available for sale	39	$74,341	$535	$18,445	$1,043	$92,786	$1,578

In instances where an unrealized loss did occur, there was no indication of an adverse change in credit on any of the underlying securities in the tables above, and management believes no individual unrealized loss represented an OTTI as of those dates. The Company does not intend to sell and it is not more likely than not that it will be required to sell the securities before the recovery of their amortized cost basis, which may be at maturity.

Maturities of Investment Securities

The following table presents the amortized cost and fair value by contractual maturity of investment securities available for sale as of the dates stated. Expected maturities may differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed and asset-backed securities that are not due at a single maturity date and equity securities, which do not have contractual maturities, are shown separately.

	December 31, 2016		December 31, 2015
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value
Due in one year or less	$502	$502	$—	$—
Due after one year but less than five years	12,283	12,056	2,253	2,304
Due after five years but less than ten years	69,900	66,880	12,518	11,785
Due after ten years	4,141	3,977	9,788	10,173
Mortgage-backed securities
Agencies	135,054	134,890	147,980	149,199
Collateralized	63,837	62,753	—	—
Collateralized mortgage obligations	19,626	19,810	—	—
Asset-backed securities	14,866	14,758	23,787	23,292
Equity securities	969	1,817	970	1,421
Total securities available for sale	$321,178	$317,443	$197,296	$198,174

Federal Home Loan Bank (“FHLB”)

The Company's investment in FHLB stock totaled $10.1 million and $2.9 million at December 31, 2016 and 2015, respectively. FHLB stock is generally viewed as a long-term investment and as a restricted investment, as it is required to be held in order to access FHLB advances (i.e., borrowings). The Company earns dividends from its investment in FHLB stock, and the dividend declared for the quarter ended December 31, 2016 was an annualized rate of 4.77%. The investment in FHLB stock is carried at cost as there is no active market or exchange for the stock other than the FHLB or member institutions.

Federal Reserve Bank (“FRB”) and Other Restricted Stock

The Company's investment in FRB totaled $14.0 million and $7.0 million at December 31, 2016 and 2015, respectively. FRB stock is generally viewed as a long-term investment and as a restricted investment, as it is required to be held to effect membership in the Federal Reserve. It is carried at cost as there is not an active market or exchange for the stock other than the FRB or member institutions. The remaining restricted stock in the amount of $178 thousand at December 31, 2016 and 2015 held by the Company is in other banks with which the Bank conducts or has the ability to conduct correspondent activity. These investments are also carried at cost as there is no readily available market for these securities.

NOTE 7 - Loans and Allowance for Loan Losses

The following table presents the Company’s composition of loans as of the dates stated. All lending decisions are based upon a thorough evaluation of the financial strength and credit history of the borrower and the quality and value of the collateral securing the loan.

The Company makes owner-occupied real estate ("OORE") loans, which are secured in part by the real estate that is generally the offices or production facilities of the borrower. In some cases, the real estate is not held by the commercial enterprise, rather it is owned by the principals of the business or an entity controlled by the principals. The Company classifies OORE loans as commercial and industrial, as the primary source of repayment of the loan is generally dependent on the financial performance of the commercial enterprise occupying the property, with the real estate being a secondary source of repayment. All periods presented herein reflect this classification.

The Company holds GSLs, which were purchased by Legacy Xenith in 2013 and acquired by the Company in the Merger. These loans were originated under the Federal Family Education Loan Program ("FFELP"), authorized by the Higher Education Act of 1965, as amended. Pursuant to the FFELP, the student loans are substantially guaranteed by a guaranty agency and reinsured by the U.S. Department of Education. The purchased loans were also part of the Federal Rehabilitated Loan Program, under which borrowers on defaulted loans have the one-time opportunity to bring their loans current. These loans, which are then owned by an agency guarantor, are brought current and sold to approved lenders. The Company has an agreement with a third-party servicer of student loans to provide all day-to-day operational requirements for the servicing of the loans. The GSLs carry a nearly 98% guarantee of principal and accrued interest. In allocating the consideration paid in the Merger, the Company recorded a fair value adjustment for GSLs reducing the carrying amount in the loan portfolio to a carrying value that approximates the guaranteed portion of the loans.

	December 31, 2016	December 31, 2015
Commercial & Industrial	$895,952	$465,746
Construction	257,712	141,208
Commercial real estate	585,727	423,468
Residential real estate	405,291	347,336
Consumer	274,008	161,918
Guaranteed student loans	44,043	—
Deferred loan fees and related costs	1,323	(724)
Total loans	$2,464,056	$1,538,952

As of December 31, 2016, the Company had $625.0 million of loans pledged to the FRB and the FHLB as collateral for borrowings.

Allowance for Loan Losses

The following table presents the allowance for loan loss activity, by loan category, for the periods stated:

	December 31, 2016	December 31, 2015
Balance at beginning of period	$23,157	$26,997
Charge-offs:
Commercial & Industrial	6,594	4,575
Construction	8,076	2,046
Commercial real estate	767	103
Residential real estate	2,299	924
Consumer	48	113
Guaranteed student loans	—	—
Overdrafts	134	158
Total charge-offs	17,918	7,919
Recoveries:
Commercial & Industrial	2,969	1,334
Construction	1,264	1,032
Commercial real estate	392	456
Residential real estate	715	580
Consumer	32	51
Guaranteed student loans	—	—
Overdrafts	—	—
Total recoveries	5,372	3,453
Net charge-offs	12,546	4,466
Provision for loan losses	11,329	626
Balance at end of period	$21,940	$23,157

The following tables present the allowance for loan losses, with the amount independently and collectively evaluated for impairment, and loan balances, by loan type, as of the dates stated:

	December 31, 2016
		Individually Evaluated	Collectively Evaluated
	Total Amount	for Impairment	for Impairment
Allowance for loan losses applicable to:
Purchased credit-impaired loans
Commercial & Industrial	$—	$—	$—
Construction	—	—	—
Commercial real estate	—	—	—
Residential real estate	—	—	—
Consumer	—	—	—
Total purchased credit-impaired loans	—	—	—
Originated and other purchased loans
Commercial & Industrial	5,816	3,327	2,489
Construction	1,551	161	1,390
Commercial real estate	2,410	734	1,676
Residential real estate	5,205	1,275	3,930
Consumer	1,967	606	1,361
Guaranteed student loans	—	—	—
Unallocated qualitative	4,991	—	4,991
Total originated and other purchased loans	21,940	6,103	15,837
Total allowance for loan losses	$21,940	$6,103	$15,837
Loan balances applicable to:
Purchased credit-impaired loans
Commercial & Industrial	$897	$897	$—
Construction	992	992	—
Commercial real estate	1,090	1,090	—
Residential real estate	2,122	2,122	—
Consumer	55	55	—
Total purchased credit-impaired loans	5,156	5,156	—
Originated and other purchased loans
Commercial & Industrial	895,055	24,052	871,003
Construction	256,720	7,982	248,738
Commercial real estate	584,637	9,184	575,453
Residential real estate	403,169	12,637	390,532
Consumer	273,953	1,551	272,402
Guaranteed student loans	44,043	—	44,043
Deferred loan fees and related costs	1,323	—	1,323
Total originated and other purchased loans	2,458,900	55,406	2,403,494
Total loans	$2,464,056	$60,562	$2,403,494

	December 31, 2015
		Individually Evaluated	Collectively Evaluated
	Total Amount	for Impairment	for Impairment
Allowance for loan losses applicable to:
Purchased credit-impaired loans
Commercial & Industrial	$—	$—	$—
Construction	—	—	—
Commercial real estate	—	—	—
Residential real estate	—	—	—
Consumer	—	—	—
Total purchased credit-impaired loans	—	—	—
Originated and other purchased loans
Commercial & Industrial	5,925	1,593	4,332
Construction	3,339	951	2,388
Commercial real estate	3,952	640	3,312
Residential real estate	7,501	2,175	5,326
Consumer	840	88	752
Guaranteed student loans	—	—	—
Unallocated qualitative	1,600	—	1,600
Total originated and other purchased loans	23,157	5,447	17,710
Total allowance for loan losses	$23,157	$5,447	$17,710
Loan balances applicable to:
Purchased credit-impaired loans
Commercial & Industrial	$—	$—	$—
Construction	—	—	—
Commercial real estate	—	—	—
Residential real estate	—	—	—
Consumer	—	—	—
Total purchased credit-impaired loans	—	—	—
Originated and other purchased loans
Commercial & Industrial	465,746	23,505	442,241
Construction	141,208	21,092	120,116
Commercial real estate	423,468	8,647	414,821
Residential real estate	347,336	12,532	334,804
Consumer	161,918	98	161,820
Guaranteed student loans	—	—	—
Deferred loan fees and related costs	(724)	—	(724)
Total originated and other purchased loans	1,538,952	65,874	1,473,078
Total loans	$1,538,952	$65,874	$1,473,078

The following tables present the loans that were individually evaluated for impairment, by loan type, as of the dates stated. The tables present those loans with and without an allowance for loan losses and various additional data as of the dates stated:

	December 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Purchased credit-impaired loans
Commercial & Industrial	$897	$1,298	$—
Construction	992	1,448	—
Commercial real estate	1,090	1,520	—
Residential real estate	2,122	2,989	—
Consumer	55	92	—
Originated and other purchased loans
Commercial & Industrial	12,809	14,185	—
Construction	7,078	16,327	—
Commercial real estate	7,131	9,214	—
Residential real estate	7,038	7,816	—
Consumer	8	28	—
With an allowance recorded:
Purchased credit-impaired loans
Commercial & Industrial	—	—	—
Construction	—	—	—
Commercial real estate	—	—	—
Residential real estate	—	—	—
Consumer	—	—	—
Originated and other purchased loans
Commercial & Industrial	11,243	16,297	3,327
Construction	904	1,054	161
Commercial real estate	2,053	2,053	734
Residential real estate	5,599	5,631	1,275
Consumer	1,543	1,546	606
Total loans individually evaluated for impairment	$60,562	$81,498	$6,103

	December 31, 2015
	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Purchased credit-impaired loans
Commercial & Industrial	$—	$—	$—
Construction	—	—	—
Commercial real estate	—	—	—
Residential real estate	—	—	—
Consumer	—	—	—
Originated and other purchased loans
Commercial & Industrial	14,044	14,924	—
Construction	14,913	16,485	—
Commercial real estate	2,879	3,048	—
Residential real estate	5,125	5,985	—
Consumer	10	31	—
With an allowance recorded:
Purchased credit-impaired loans
Commercial & Industrial	—	—	—
Construction	—	—	—
Commercial real estate	—	—	—
Residential real estate	—	—	—
Consumer	—	—	—
Originated and other purchased loans
Commercial & Industrial	9,461	9,461	1,593
Construction	6,179	6,179	951
Commercial real estate	5,768	7,268	640
Residential real estate	7,407	7,563	2,175
Consumer	88	88	88
Total loans individually evaluated for impairment	$65,874	$71,032	$5,447

	December 31, 2016		December 31, 2015
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Purchased credit-impaired loans
Commercial & Industrial	$919	$2	$—	$—
Construction	1,634	11	—	—
Commercial real estate	1,289	24	—	—
Residential real estate	2,194	17	—	—
Consumer	57	1	—	—
Originated and other purchased loans
Commercial & Industrial	13,176	303	14,488	348
Construction	10,543	206	15,072	—
Commercial real estate	7,542	269	3,973	62
Residential real estate	7,615	14	5,987	53
Consumer	14	—	15	—
With an allowance recorded:
Purchased credit-impaired loans
Commercial & Industrial	—	—	—	—
Construction	—	—	—	—
Commercial real estate	—	—	—	—
Residential real estate	—	—	—	—
Consumer	—	—	—	—
Originated and other purchased loans
Commercial & Industrial	11,018	203	9,739	194
Construction	933	9	6,282	194
Commercial real estate	2,123	12	6,024	200
Residential real estate	5,333	173	7,707	198
Consumer	1,565	—	60	—
Total loans individually evaluated for impairment	$65,955	$1,244	$69,347	$1,249

The following table presents accretion of acquired loan discounts for the periods stated. The amount of accretion recognized in the periods is dependent on discounts recorded to reflect acquired loans at their estimated fair values as of the date of the Merger. The amount of accretion recognized within a period is based on many factors, including, among other factors, loan prepayments and curtailments; therefore, amounts recognized are subject to volatility.

	December 31, 2016	December 31, 2015
Balance at beginning of period	$—	$—
Additions	12,477	—
Accretion (1)	(2,921)	—
Disposals (2)	(526)	—
Balance at end of period	$9,030	$—

(1) Accretion amounts are reported in interest income.

(2) Disposals represent the reduction of purchase accounting adjustments due to the resolution of acquired loans at amounts less than the contractually-owed receivable.

Of the $12.5 million fair value adjustment recorded as part of the Merger, $3.2 million was related to $9.9 million of purchased credit-impaired loans. The remaining carrying value and fair value adjustment on the purchased credit-impaired loans as of December 31, 2016 was $5.2 million and $2.2 million, respectively.

Management believes the allowance for loan losses as of December 31, 2016 is adequate to absorb losses inherent in the Company's loan portfolio.

Impaired Loans

Total impaired loans were $60.6 million and $65.9 million at December 31, 2016 and 2015, respectively. In determining the estimated fair value of collateral dependent impaired loans, the Company uses third-party appraisals and, if necessary, utilizes a proprietary database of its historical property appraisals in conjunction with external data and applies a relevant discount derived from analysis of appraisals of similar property type, vintage and geographic location (for example, in situations where the most recent available appraisal is aged and an updated appraisal has not yet be received). Collateral dependent impaired loans were $50.2 million and $60.5 million at December 31, 2016 and 2015, respectively, and are measured at the fair value of the underlying collateral less disposal costs. Impaired loans for which no allowance is provided totaled $39.2 million and $37.0 million at December 31, 2016 and 2015, respectively. Loans written down to their estimated fair value of collateral less costs to sell account for $8.1 million and $18.6 million of the impaired loans for which no allowance has been provided as of December 31, 2016 and 2015, respectively.

Nonperforming Assets

Nonperforming assets consist of nonaccrual loans and other real estate owned and repossessed assets. As of December 31, 2016, the Company had no loans other than GSLs that were past due greater than 90 days and accruing interest. The carrying value of GSLs is substantially fully guaranteed by the federal government as to principal and accrued interest. Pursuant to the guarantee, the Company may make a claim for payment on the loan after a period of 270 days during which no payment has been made on the loan. Payments of principal and interest are guaranteed up to the date of payment under the guarantee.

The following table presents nonperforming assets as of the dates stated:

	December 31, 2016	December 31, 2015
Purchased credit-impaired loans:
Commercial & Industrial	$897	$—
Construction	992	—
Commercial real estate	1,090	—
Residential real estate	1,549	—
Consumer	39	—
Total purchased credit-impaired loans	4,567	—
Originated and other purchased loans:
Commercial & Industrial	11,805	10,118
Construction	2,830	15,729
Commercial real estate	3,686	3,308
Residential real estate	7,931	6,259
Consumer	1,551	98
Total originated and other purchased loans	27,803	35,512
Total nonaccrual loans	32,370	35,512
Other real estate owned	5,345	12,409
Total nonperforming assets	$37,715	$47,921

A reconciliation of nonaccrual loans to impaired loans as of the dates stated:

	December 31, 2016	December 31, 2015
Nonaccrual loans	$32,370	$35,512
TDRs on accrual	27,603	28,939
Impaired loans on accrual	589	1,423
Total impaired loans	$60,562	$65,874

The following table presents a rollforward of nonaccrual loans for the period stated, which includes $4.4 million of loans acquired in the Merger categorized as transfers in.

	Commercial & Industrial	Construction	Commercial real estate	Residential real estate	Consumer	Total
Balance at December 31, 2015	$10,118	$15,729	$3,308	$6,259	$98	$35,512
Transfers in	12,691	1,795	4,017	9,217	1,758	29,478
Transfers to other real estate owned	(623)	(3,242)	(172)	(724)	—	(4,761)
Charge-offs	(6,594)	(8,076)	(767)	(2,299)	(182)	(17,918)
Payments	(2,928)	(2,610)	(1,272)	(1,911)	(123)	(8,844)
Return to accrual	(48)	—	(221)	(828)	—	(1,097)
Loan type reclassification	86	226	(117)	(234)	39	—
Balance at December 31, 2016	$12,702	$3,822	$4,776	$9,480	$1,590	$32,370

Age Analysis of Past Due Loans

The following presents an age analysis of loans as of the dates stated:

	December 31, 2016
		30-89 days	90+ days	Total	Total
	Current	Past Due	Past Due	Past Due	Loans
Purchased credit-impaired loans:
Commercial & Industrial	$145	$11	$741	$752	$897
Construction	774	181	37	218	992
Commercial real estate	1,090	—	—	—	1,090
Residential real estate	1,261	297	564	861	2,122
Consumer	16	—	39	39	55
Total purchased credit-impaired loans	3,286	489	1,381	1,870	5,156
Originated and other purchased loans:
Commercial & Industrial	883,531	1,714	9,810	11,524	895,055
Construction	254,058	53	2,609	2,662	256,720
Commercial real estate	580,355	2,911	1,371	4,282	584,637
Residential real estate	395,579	5,124	2,466	7,590	403,169
Consumer	272,147	1,630	176	1,806	273,953
Guaranteed student loans	30,909	5,562	7,572	13,134	44,043
Deferred loan fees and related costs	1,323	—	—	—	1,323
Total originated and other purchased loans	2,417,902	16,994	24,004	40,998	2,458,900
Total loans	$2,421,188	$17,483	$25,385	$42,868	$2,464,056

	December 31, 2015
		30-89 days	90+ days	Total	Total
	Current	Past Due	Past Due	Past Due	Loans
Purchased credit-impaired loans:
Commercial & Industrial	$—	$—	$—	$—	$—
Construction	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Residential real estate	—	—	—	—	—
Consumer	—	—	—	—	—
Total purchased credit-impaired loans	—	—	—	—	—
Originated and other purchased loans:
Commercial & Industrial	451,776	2,699	11,271	13,970	465,746
Construction	137,147	3,514	547	4,061	141,208
Commercial real estate	422,691	686	91	777	423,468
Residential real estate	329,338	2,485	15,513	17,998	347,336
Consumer	161,909	6	3	9	161,918
Guaranteed student loans	—	—	—	—	—
Deferred loan fees and related costs	(724)	—	—	—	(724)
Total originated and other purchased loans	1,502,137	9,390	27,425	36,815	1,538,952
Total loans	$1,502,137	$9,390	$27,425	$36,815	$1,538,952

Credit Quality

The following tables present information about the credit quality of the loan portfolio using the Company’s internal rating system as an indicator as of the dates stated:

	December 31, 2016
	Pass	Special Mention	Substandard	Total
Purchased credit-impaired loans:
Commercial & Industrial	$—	$—	$897	$897
Construction	—	—	992	992
Commercial real estate	—	—	1,090	1,090
Residential real estate	—	—	2,122	2,122
Consumer	—	—	55	55
Total purchased credit-impaired loans	—	—	5,156	5,156
Originated and other purchased loans:
Commercial & Industrial	873,180	9,391	12,484	895,055
Construction	247,335	6,460	2,925	256,720
Commercial real estate	571,781	3,689	9,167	584,637
Residential real estate	366,940	21,646	14,583	403,169
Consumer	270,919	1,467	1,567	273,953
Guaranteed student loans	44,043	—	—	44,043
Deferred loan fees and related costs	1,323	—	—	1,323
Total originated and other purchased loans	2,375,521	42,653	40,726	2,458,900
Total loans	$2,375,521	$42,653	$45,882	$2,464,056

	December 31, 2015
	Pass	Special Mention	Substandard	Total
Purchased credit-impaired loans:
Commercial & Industrial	$—	$—	$—	$—
Construction	—	—	—	—
Commercial real estate	—	—	—	—
Residential real estate	—	—	—	—
Consumer	—	—	—	—
Total purchased credit-impaired loans	—	—	—	—
Originated and other purchased loans:
Commercial & Industrial	441,376	11,199	13,171	465,746
Construction	118,218	7,260	15,730	141,208
Commercial real estate	404,093	7,632	11,743	423,468
Residential real estate	315,200	18,338	13,798	347,336
Consumer	160,708	1,055	155	161,918
Guaranteed student loans	—	—	—	—
Deferred loan fees and related costs	(724)	—	—	(724)
Total originated and other purchased loans	1,438,871	45,484	54,597	1,538,952
Total loans	$1,438,871	$45,484	$54,597	$1,538,952

Troubled Debt Restructurings

Loans meeting the criteria to be classified as TDRs are included in impaired loans. As of December 31, 2016 and 2015, loans classified as TDRs were $28.9 million and $30.8 million, respectively. The following table presents the number of and recorded investment in loans classified as TDRs by management as of the dates stated:

	December 31, 2016		December 31, 2015
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Commercial & Industrial	13	$13,067	14	$14,253
Construction	5	5,225	4	5,440
Commercial real estate	7	5,498	7	5,577
Residential real estate	14	5,082	15	5,483
Consumer	—	—	—	—
Total	39	$28,872	40	$30,753

Of TDRs, amounts totaling $27.6 million were accruing and $1.3 million were nonaccruing at December 31, 2016, and $28.9 million were accruing and $1.8 million were nonaccruing at December 31, 2015. Loans classified as TDRs that are on nonaccrual status at the time of the restructuring generally remain on nonaccrual status for approximately six months before management considers whether such loans may return to accrual status. Loans classified as TDRs in nonaccrual status may be returned to accrual status after a period of performance under which the borrower demonstrates the ability and willingness to repay the loan in accordance with the modified terms. For the year ended December 31, 2016, two nonaccrual TDRs were returned to accrual status.

The following table presents a rollforward of accruing and nonaccruing TDRs for the period stated:

	Accruing	Nonaccruing	Total
Balance at December 31, 2015	$28,939	$1,814	$30,753
Charge-offs	—	—	—
Payments	(1,894)	(713)	(2,607)
New TDR designation	117	609	726
Release TDR designation	—	—	—
Transfer	441	(441)	—
Balance at December 31, 2016	$27,603	$1,269	$28,872

The following table presents performing and nonperforming loans identified as TDRs, by loan type, as of the dates stated:

	December 31, 2016	December 31, 2015
Performing TDRs:
Commercial & Industrial	$12,247	$13,387
Construction	5,152	5,363
Commercial real estate	5,498	5,339
Residential real estate	4,706	4,850
Consumer	—	—
Total performing TDRs	27,603	28,939
Nonperforming TDRs:
Commercial & Industrial	820	866
Construction	73	77
Commercial real estate	—	238
Residential real estate	376	633
Consumer	—	—
Total nonperforming TDRs	1,269	1,814
Total TDRs	$28,872	$30,753

The allowance for loan losses allocated to TDRs was $705 thousand and $1.6 million at December 31, 2016 and 2015, respectively. There were no TDRs charged off and there was no allocated portion of allowance for loan losses associated with TDRs charged off during the year ended December 31, 2016. The total of TDRs charged off and the allocated portion of allowance for loan losses associated with TDRs charged off was $158 thousand and $135 thousand, respectively, for the year ended December 31, 2015.

The following table presents a summary of the primary reason and pre- and post-modification outstanding recorded investment for loan modifications that were classified as TDRs during the years ended December 31, 2016 and 2015. The table includes modifications made to existing TDRs as well as new modifications that are considered TDRs for the periods presented. TDRs made with a below market rate that also include a modification of loan structure are included under rate change.

	December 31, 2016
	Rate			Structure
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial & Industrial	—	$—	$—	2	$738	$638
Construction	—	—	—	1	4	4
Commercial real estate	—	—	—	—	—	—
Residential real estate	—	—	—	1	84	84
Consumer	—	—	—	—	—	—
Total	—	$—	$—	4	$826	$726

	December 31, 2015
	Rate			Structure
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Commercial & Industrial	2	$391	$391	1	$353	$353
Construction	—	—	—	—	—	—
Commercial real estate	—	—	—	5	5,719	5,144
Residential real estate	—	—	—	2	1,499	1,499
Consumer	—	—	—	—	—	—
Total	2	$391	$391	8	$7,571	$6,996

For the years ended December 31, 2016 and 2015, the Company had no loans for which there was a payment default and subsequent movement to nonaccrual status that were modified as TDRs.

The Company had no commitments to lend additional funds to debtors owing receivables identified as TDRs at December 31, 2016 and December 31, 2015.

NOTE 8 - Goodwill and Other Intangible Assets

Goodwill of $26.9 million and core deposit intangibles of $4.0 million were recorded in the allocation of the purchase consideration in the Merger. The estimated core deposit intangible is being amortized over approximately eight years on a straight-line basis. The following table presents goodwill and other intangible assets as of the dates stated. Core deposit intangibles existing at December 31, 2015 were fully amortized as of December 31, 2016.

The following table presents the Company's intangibles as of the dates stated:

	December 31, 2016	December 31, 2015
Amortizable core deposit intangibles:
Gross amount	$4,006	$4,756
Accumulated amortization	(219)	(4,508)
Net core deposit intangibles	3,787	248
Goodwill	26,931	—
Total goodwill and other intangible assets, net	$30,718	$248

Estimated future amortization of core deposit intangibles is $526 thousand for each of the five years 2017 through 2021 and $1.2 million thereafter.

NOTE 9 - Premises and Equipment

The following table presents premises and equipment as of the dates stated:

	December 31, 2016	December 31, 2015
Land	$16,609	$16,392
Buildings and improvements	48,967	42,870
Leasehold improvements	2,162	1,379
Equipment, furniture and fixtures	17,584	15,684
Construction in progress	—	18
	85,322	76,343
Less accumulated depreciation and amortization	(28,326)	(24,208)
Premises and equipment, net	$56,996	$52,135

Depreciation and amortization expense related to premises and equipment for the years ended December 31, 2016 and 2015 was $2.9 million and $3.1 million, respectively.

NOTE 10 - Other Real Estate Owned and Repossessed Assets

The following table presents a rollforward of other real estate owned and repossessed assets for the period stated:

Amount
Balance at December 31, 2015	$12,409
Transfers in (via foreclosure)	5,961
Acquired in the Merger	738
Sales	(13,231)
Gains on sales	1,286
Impairments	(1,818)
Balance at December 31, 2016	$5,345

As of December 31, 2016, there were $149 thousand of residential real estate properties included in the balance of other real estate owned and repossessed assets. Also at December 31, 2016, the Company held $564 thousand of residential real estate mortgage loans secured by residential real estate properties for which formal foreclosure proceedings were in process.

Other real estate owned and repossessed assets are reported net of a valuation allowance. The following table shows an analysis of the valuation allowance on these assets for the periods stated:

	December 31, 2016	December 31, 2015
Balance at beginning of period	$9,875	$7,553
Impairments	1,818	5,263
Charge-offs	(8,662)	(2,941)
Balance at end of period	$3,031	$9,875

The following table presents amounts applicable to other real estate owned and repossessed assets included in the consolidated statements of income for the periods stated:

	December 31, 2016	December 31, 2015
Gains on sales	$(1,286)	$(123)
Impairments	1,818	5,263
Operating expenses	368	1,117
Total	$900	$6,257

NOTE 11 - Deposits

The following table presents a summary of deposit accounts as of the dates stated:

	December 31, 2016	December 31, 2015
Noninterest-bearing demand deposits	$501,678	$298,351
Interest-bearing:
Demand and money market	1,113,453	693,413
Savings deposits	86,739	61,023
Time deposits less than $250	785,303	592,089
Time deposits $250 or more	84,797	60,269
Total deposits	$2,571,970	$1,705,145

Deposits of officers and directors as of December 31, 2016 and 2015 totaled $44.2 million and $41.3 million, respectively.

The following table presents time deposit accounts by year of maturity and weighted average interest rates for the next five years, as of December 31, 2016:

		Weighted
Year	Total	Average Rate
2017	$620,688	0.92%
2018	109,206	1.20%
2019	92,150	1.60%
2020	22,554	1.52%
2021	25,457	1.65%
Thereafter	45	1.19%
Total time deposits	$870,100

NOTE 12 - Derivative Instruments

Derivatives are financial instruments whose value is based on one or more underlying assets. The Company, through GBMI, originated residential mortgage loans for sale into the secondary market on a best efforts basis. In connection with the underwriting process, the Company entered into commitments to lock-in the interest rate of the loan with the borrower prior to funding ("interest rate lock commitments"). Generally, such interest rate lock commitments were for periods less than 60 days. These interest rate lock commitments are considered derivatives. The Company managed its exposure to changes in fair value associated with these interest rate-lock commitments by entering into simultaneous agreements to sell the residential loans to third-party investors shortly after origination and funding. At December 31, 2016 and 2015, the Company had loans held for sale of $9.9 million and $56.5 million, respectively, reported in assets from discontinued operations on its consolidated balance sheets.

Under the contractual relationship in the best efforts method, the Company was obligated to sell the loans only if the loans close. As a result of the terms of these contractual relationships, the Company is not exposed to changes in fair value nor will it realize gains or losses related to its interest rate lock commitments due to subsequent changes in interest rates. At December 31, 2016 and 2015, the Company had interest rate lock commitments in the amounts of $1.4 million and $50.6 million, respectively. The Company’s interest rate lock commitments are related to the operations of GBMI, which are reported as discontinued operations.

The Company has derivative financial instruments not designated as hedges and result from a service the Company provides to meet the needs of certain commercial customers. The Company executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Derivative contracts are executed between the Company and certain commercial loan customers with offsetting positions to dealers under a back-to-back swap arrangement enabling the commercial loan customers to effectively exchange variable-rate interest payments under their existing obligations for fixed-rate interest payments. These derivatives do not meet hedge accounting requirements; therefore, changes in the fair value of both the customer derivative and the offsetting derivative are recognized in net income. For the year ended December 31, 2016 and 2015, the Company recorded $110 thousand and $204 thousand, respectively, of income related to its back-to-back interest rate swap program that was included in other noninterest income on the consolidated statements of income.

The Company has minimum collateral requirements with its financial institution counterparties for non-hedge derivatives that contain provisions, whereby if the Company fails to maintain its status as a well or an adequately capitalized institution, the Company could be required to terminate or fully collateralize the derivative contract. Additionally, if the Company defaults on any of its indebtedness, including default where repayment has not been accelerated by the lender, the Company could also be in default on its derivative obligations. As of December 31, 2016, the Bank had cash and securities in the amount of $1.1 million pledged as collateral under the agreements. If the Company is not in compliance with the terms of the derivative agreements, it could be required to settle its obligations under the agreements at termination value.

Certain financial instruments, including derivatives, may be eligible for offset in the consolidated balance sheet and/or subject to master netting arrangements. The Company’s derivative transactions with financial institution counterparties are generally executed under International Swaps and Derivative Association (ISDA) master agreements, which include right of setoff provisions. In such cases there is generally a legally enforceable right to offset recognized amounts, and there may be an intention to settle such amounts on a net basis. However, the Company has not offset financial instruments for financial reporting purposes.

The following tables present information about derivatives that are eligible for offset in the consolidated balance sheets as of the dates stated:

		Gross	Net Amounts
		Amounts	of Assets	Gross Amounts
	Gross	Offset in	Presented	Not Offset in the
	Amounts	the	in the	Consolidated Balance Sheets
	of	Consolidated	Consolidated		Cash and Security
	Recognized	Balance	Balance	Financial	Collateral	Net
	Assets	Sheets	Sheets	Instruments	Received	Amount
Derivative assets:
December 31, 2016
Interest rate swap agreements	$1,223	$—	$1,223	$53	$1,120	$50
December 31, 2015
Interest rate swap agreements	1,219	—	1,219	—	—	1,219

		Gross	Net Amounts
		Amounts	of Liabilities	Gross Amounts
	Gross	Offset in	Presented	Not Offset in the
	Amounts	the	in the	Consolidated Balance Sheets
	of	Consolidated	Consolidated		Cash and Security
	Recognized	Balance	Balance	Financial	Collateral	Net
	Liabilities	Sheets	Sheets	Instruments	Pledged	Amount
Derivative liabilities:
December 31, 2016
Interest rate swap agreements	$1,226	$—	$1,226	$53	$341	$832
December 31, 2015
Interest rate swap agreements	1,219	—	1,219	—	1,219	—

NOTE 13 - Income Taxes

The provision (benefit) for income taxes is based upon the results of operations, adjusted for the effect of certain tax-exempt income and nondeductible expenses. Certain items of income and expense are reported in different periods for financial reporting and tax return purposes resulting in temporary differences. The tax effects of these temporary differences are recognized currently in the deferred income tax provision or benefit on the Company’s consolidated statements of income. As of December 31, 2016, the Company had a net deferred tax asset of $157.8 million, which is net of a valuation allowance of $780 thousand.

The following table presents the statutory tax rate reconciled to the Company’s effective tax rate from continuing operations for the periods stated:

	December 31, 2016		December 31, 2015
	Tax	Rate	Tax	Rate
Income tax benefit at statutory rate	$(1,493)	(35.00)%	$(587)	(35.00)%
State tax expense, net of federal benefit	(120)	(2.85)%	95	5.66%
Other nondeductible expenses	14	0.33%	—	—%
Nondeductible Merger-related expenses	1,310	31.09%	—	—%
Tax-exempt income	(681)	(16.16)%	(470)	(28.01)%
Reduction in state statutory tax rate	1,170	27.76%	2,653	158.10%
Change in state tax apportionment	372	8.83%	—	—
Valuation allowance release	(59,950)	n/m	(95,111)	n/m
Loss of deferred tax assets due to Section 382 limitation	—	—	756	45.05%
Prior year's tax return adjustments	(99)	(2.35)%	—	—%
Adjustments to deferred items	(193)	(4.58)%	—	—%
Other	(58)	(1.38)%	249	14.84%
Income tax benefit reported	$(59,728)	n/m	$(92,415)	n/m

n/m - Rate not meaningful

The reduction in the statutory state tax rate resulted in a reduction in the Company’s deferred tax asset related to net operating losses in a state in which the Company does business. This change was enacted during 2016 and is effective beginning in 2017.

Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities. These differences will result in deductible or taxable amounts in a future year(s) when the reported amounts of assets or liabilities are recovered or settled. Deferred assets and liabilities are stated at tax rates expected to be in effect in the year(s) the differences reverse. A valuation allowance is recorded against that portion of the deferred tax assets when it is not more likely than not that all or a portion of the asset will be realized.

The following table presents the components of the net deferred tax asset as of the dates stated:

	December 31, 2016	December 31, 2015
Deferred tax assets:
Allowance for loan losses	$31,854	$38,137
Federal net operating loss carryforward	114,965	103,578
State net operating loss carryforward	3,841	4,431
Start-up costs	1,377	—
AMT carryforward	502	502
Impairment of other real estate owned	5,247	10,812
Compensation related	3,428	2,546
SERP related	705	—
Interest on nonaccrual loans	5,617	6,024
Basis in acquired loans	3,654	—
Other acquisition accounting adjustments	316	—
Other tax assets	1,351	1,392
Gross deferred tax assets before valuation allowance	172,857	167,422
Valuation allowance	(780)	(60,695)
Total deferred tax assets	172,077	106,727
Deferred tax liabilities:
Unearned loan costs in excess of loan fees	1,739	1,040
Prepaid expenses	727	631
Other acquisition accounting adjustments	9,466	10,255
Core deposit intangibles	921	—
Fixed asset related	644	2,302
Unrealized gains on securities	381	318
Other tax liabilities	374	39
Gross deferred tax liabilities	14,252	14,585
Net deferred tax asset	$157,825	$92,142

A valuation allowance related to all components of net deferred tax asset was established in 2009 and was adjusted, as necessary, each reporting period. The valuation allowance was established based upon a determination at the time that it was not more likely than not that the deferred tax assets would be fully realized primarily as a result of the significant operating losses experienced by the Company during 2009 and several years thereafter. For the year ended December 31, 2015, management determined that is was more likely than not that a portion of its deferred tax assets would be realized and released a portion of its valuation allowance in the amount of $95.1 million. In the third quarter of 2016, management determined that it was more likely than not that substantially all of its net deferred tax asset would be realized and released substantially all of the remaining valuation allowance, which totaled $60.0 million.

ASC 740, paragraph 740-10-30-18, states that four possible sources of taxable income may be available under the tax law to realize a tax benefit for deductible temporary differences. In determining the need for a valuation allowance and in accordance with ASC 740-10-30-17, management evaluated all available evidence, both positive and negative, assessing the objectivity of the evidence and giving more weight to that evidence which is more objective than evidence which is subjective. Positive and negative evidence refers to factors affecting the predictability of one or more of the four sources of taxable income.

The positive evidence in the third quarter of 2016 included the fact that the Company has been in a positive cumulative pre-tax income position for the previous three years, and the Company expects to generate taxable income in future years sufficient to absorb substantially all of its net deferred tax assets. A significant component of the Company’s deferred tax assets relates to federal net operating losses ("NOLs") carrying forward of approximately $300.0 million as of September 30, 2016, which under current law can be carried forward 20 years. Legacy Xenith did not have federal NOLs carrying forward.

The table below summarizes deferred tax assets related to federal and state NOLs and tax credits and the periods over which they expire, as of December 31, 2016:

Type of NOL	Expiration Dates	Deferred Tax Asset	Valuation Allowance	Net Deferred Tax Asset
Federal	2030-2036	$114,965	$—	$114,965
State	2030-2036	3,841	(780)	3,061
Alternative Minimum Tax	None	502	—	502
Total		$119,308	$(780)	$118,528

Management’s estimate of future taxable income was based on internal projections, which consider historical performance, various internal estimates and assumptions, as well as certain external data, all of which, while inherently subject to judgment, management believed to be reasonable. At December 31, 2015, management concluded that the Company did not have sufficient future income to absorb all NOLs carrying forward and only a portion of the deferred tax asset related to NOLs would be realized, thus releasing only a portion of the valuation allowance. In the third quarter of 2016, as a result of the Merger, management believed the Company had sufficient future income to absorb substantially all of the deferred tax assets, including assets relating to NOLs, and substantially all of the remaining valuation allowance was released. The remaining valuation allowance relates to the deferred tax asset related to NOLs in the Commonwealth of Virginia, where Xenith Bankshares, Inc. (the parent company) files a standalone tax return. The parent company is not expected to generate taxable income in future periods; therefore, management has concluded that it is not more likely than not that the deferred tax asset related to these NOLs, which totals approximately $780 thousand as of December 31, 2016 will be utilized.

If actual results differ significantly from the current estimates of future taxable income, even if caused by adverse macro-economic conditions, the valuation allowance may need to be increased for some or all of the Company’s net deferred tax assets. An increase to the deferred tax asset valuation allowance could have a material adverse effect on the Company’s financial condition and results of operations.

Federal tax returns filed by the Company for tax years 2010 through 2015 are subject to examination. Federal tax returns filed by Legacy Xenith for the years 2013 through 2015 are subject to examination. Tax returns filed in various states are subject to examination for tax years varying from the 2009 through 2015.

NOTE 14 - Borrowings

The Bank has secured borrowing facilities with the FHLB and the FRB. As of December 31, 2016, total credit availability under the FHLB facility was $831.6 million and with pledged, lendable collateral value, which was $309.1 million. Under this facility, as of December 31, 2016, there were short-term, non-amortizing borrowings outstanding of $172.0 million. Credit availability under the FRB facility as of December 31, 2016 was $157.8 million, which is also based on pledged collateral. At December 31, 2016, the Bank had no borrowings under the FRB facility.

Short-term borrowing sources also include lines of credit with nine banks to borrow federal funds up to $163.0 million on an unsecured basis. The lines are uncommitted and can be canceled by the lender at any time. Three of the lines expire within one year; the remaining lines have no stated expiration. At December 31, 2016, no amounts were outstanding under these uncommitted lines of credit. Borrowings under these arrangements bear interest at the prevailing Federal Funds Rate.

The Company has four placements of trust preferred securities. In all four trusts, the trust issuer has invested the total proceeds from the sale of the trust preferred securities in junior subordinated deferrable interest debentures issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, which resets quarterly. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company's obligation under the guarantee is unsecured and subordinate to other senior and subordinated indebtedness. The trust preferred securities are redeemable only at the Company's discretion, subject to regulatory approval. The aggregate carrying value of these debentures as of December 31, 2016 was $30.2 million. The difference between the par amounts and the carrying amounts of the debentures, due to purchase accounting adjustments recorded at the acquisition of Gateway Financial Holdings, Inc. in 2008, is being amortized using the interest method as an adjustment to interest expense. Effective interest rates for the trust preferred securities for the year ended December 31, 2016 were between 6.33% and 7.27%.

On June 26, 2015, Legacy Xenith issued and sold $8.5 million in aggregate principal amount of its 6.75% subordinated notes due 2025 pursuant to a Subordinated Note Purchase Agreement (the "Subordinated Notes"). The Subordinated Notes, which the Company assumed in the Merger, bear interest at an annual rate of 6.75%, which is payable quarterly in arrears on March 31, June 30, September 30, and December 31. The Subordinated Notes qualify as Tier 2 capital for the Company. As of December 31, 2016, the carrying value of the Subordinated Notes was $8.6 million, which includes the remaining fair value adjustment recorded immediately following the Merger. For the period from the Merger through December 31, 2016, the effective interest rate, including the amortization of the purchase accounting adjustment, on the Subordinated Notes was 6.40%. As of December 31, 2016, the Company and the Bank, as applicable, were in compliance with all covenants of the Subordinated Notes.

Legacy Xenith had an agreement with a national bank that provided an unsecured senior term loan credit facility up to $15 million (the "Credit Agreement"). Immediately prior to the completion of the Merger, amounts outstanding under the Credit Agreement of $10.4 million, were repaid in full by the Company.

NOTE 15 - Earnings Per Share

The following tables present weighted average basic and diluted shares outstanding and basic and diluted earnings per share for the years ended December 31, 2016 and 2015. Earnings per share is presented for continuing operations, discontinued operations and total net income attributable to the Company. There were 186 thousand and 450 thousand stock options not included in the diluted earnings per share calculations for the years ended December 31, 2016 and 2015, respectively, because their inclusion would have been antidilutive. Additionally, 56,376 warrants were not included in the calculations, as the inclusion of these would have been anti-dilutive.

	December 31, 2016	December 31, 2015
Weighted average shares outstanding, basic	19,685,290	17,140,708
Dilutive effect of warrants	49,485	47,526
Dilutive effect of equity awards	19,196	62,071
Dilutive shares	68,681	109,597
Weighted average shares outstanding, diluted	19,753,971	17,250,305

	December 31, 2016	December 31, 2015
Net Income:
Net income from continuing operations	$55,514	$90,737
Net income from discontinued operations	1,528	2,218
Net income attributable to Xenith Bankshares	$57,042	$92,955

Basic earnings per share:
Earnings per share from continuing operations	$2.82	$5.29
Earnings per share from discontinued operations	0.08	0.13
Earnings per share attributable to Xenith Bankshares	$2.90	$5.42

Diluted earnings per share:
Earnings per share from continuing operations	$2.81	$5.26
Earnings per share from discontinued operations	0.08	0.13
Earnings per share attributable to Xenith Bankshares	$2.89	$5.39

50

NOTE 16 - Share-based Compensation

On October 4, 2011, the Company's shareholders approved the 2011 Omnibus Incentive Plan (the "Plan"), which succeeded the Company's 2006 Stock Incentive Plan and provided for the grant of up to 275,000 shares of Company common stock as awards to employees of the Company and its related entities, members of the board of directors of the Company, and members of the board of directors of any of the Company's related entities. On June 25, 2012, the Company's shareholders approved an amendment to the Plan that increased the number of shares reserved for issuance under the Plan to 1,367,500 of which 91,472 remain available for future grant as of December 31, 2016.

Pursuant to the Merger Agreement, at the effective time of the Merger, the Company assumed the Legacy Xenith equity incentive plans (the "Legacy Xenith Plans"). At the effective time of the Merger, each stock option granted by Legacy Xenith (a "Legacy Xenith Option") that was outstanding and unexercised immediately prior to the effective time of the Merger and whether or not vested was converted into an option to acquire, on the same terms and conditions as were applicable under such Legacy Xenith Option immediately prior to the effective time of the Merger, shares of Company common stock. The number of shares of Company common stock subject to the Legacy Xenith Options was equal to the number of shares of Legacy Xenith common stock subject to such Legacy Xenith Option immediately prior to the effective time of the Merger multiplied by the Exchange Ratio (rounding any resultant fractional share down to the nearest whole number of shares), at a price per share of Company common stock equal to the price per share under such Legacy Xenith Option divided by the Exchange Ratio (rounding any resultant fractional cent up to the nearest whole cent). As a result of the Merger, 72,805 Legacy Xenith options were converted into 320,342 options to acquire shares of Company common stock, all of which will be issued under the Legacy Xenith Plans. It is not anticipated that the Company will make future awards under the Legacy Xenith Plans. Other than stock options, there were no equity awards outstanding under the Legacy Xenith Plans following the completion of the Merger.

Stock Options

All outstanding options issued by the Company prior to 2014 have original terms that range from five to ten years and are either fully vested and exercisable at the date of grant or vest ratably over three to ten years. During 2014, there were 551,004 stock options granted to certain Company executive managers. The options granted during 2014 vest over a four-year period and expire in August 2021. Stock options that had been granted under the Legacy Xenith Plans and converted into options to acquire shares of Company common stock were fully vested prior to the completion of the Merger.

In connection with the Merger, 207,407 stock options were granted to executive managers. These options vest ratably over a period of three years. The fair value of each stock option was estimated on the date of grant using the Black-Scholes option valuation model. The Company must make assumptions regarding the expected life of the options, forfeitures of options, expected dividends and volatilities in share price within the valuation model. Expected volatilities for the grants were based on a weighting of historic volatilities of the two companies prior to the Merger. The risk-free rate for the period within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The following table presents the assumptions used in the valuation of stock options for the period stated. No forfeitures or dividends were assumed in the valuation.

December 31, 2016
Average expected life in years	4.50
Expected volatility	48.90%
Risk-free interest rate	0.96%

51

The following table presents a summary of the Company's stock option activity and related information for the period stated:

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted-Average Contractual Term in Years
Balance at December 31, 2015	356,689	$24.00	$760	5.68
Issued at the Merger	320,342	14.54
Granted	207,407	19.70
Forfeited and canceled	(80,561)	16.10
Exercised	(81,792)	15.41
Expired	(8,923)	15.79
Balance at December 31, 2016	713,162	$16.79	$3,275	5.09

As of December 31, 2016, there was $2.2 million of total unrecognized compensation cost related to stock options, which is expected to be recognized over a weighted-average period of 1.29 years.

Restricted Stock Units

The Company grants restricted stock units ("RSUs") to non-employee directors and certain employees pursuant to the Plan. Grants of these awards are valued based on the closing price on the day of grant. RSUs are not eligible to receive dividends or dividend equivalents until the RSUs are settled in Company common stock, at which time, the participant will be entitled to all the same rights as a shareholder of the Company. In connection with the Merger, 67,498 RSUs were settled in cash and 87,137 RSUs were issued to executive managers and members of the board of directors, which vest over various periods up to three years.

The following table presents a summary of the Company's unvested RSU activity and related information for the period stated:

	Number of Unvested Awards	Weighted Average Grant Date Fair Value
Balance at December 31, 2015	95,403	$16.60
Granted	79,500	19.70
Vested	(91,105)	18.04
Forfeited and canceled	(14,298)	16.10
Balance at December 31, 2016	69,500	$20.62

Since the establishment of the Plan, 287,365 RSUs have fully vested, of which 202,166 have settled in Company common stock and 67,498 have settled in cash as of December 31, 2016. As of December 31, 2016, there was $1.1 million of total unrecognized compensation cost related to RSUs.

Compensation cost relating to share-based awards is accounted for in the consolidated financial statements based on the fair value of the share-based award on the date of the award and are expensed over the vesting period. Share-based compensation expense recognized in the consolidated statements of income for the periods stated:

	December 31, 2016	December 31, 2015
Expense recognized:
Related to stock options	$393	$1,067
Related to restricted stock units	1,606	1,071

52

NOTE 17 - 401(k) Plans

The Company has a 401(k) defined contribution plan (the "HRB Plan") covering any employee of the Company or the Bank who was an employee prior to the Merger or any employee of the Company or the Bank hired after the effective date of the Merger, who was at least 21 years of age and had at least three months of service. Participants were able to contribute up to 96% of their covered compensation under the HRB Plan, subject to statutory limitations. The HRB Plan provided a safe harbor matching contribution of 100% of the first 3% of contributions made by participants and 50% of the next 2% of contributions. The Company was also able to make additional discretionary contributions to the HRB Plan. Participants were fully vested in their contributions and the Company's match immediately and become fully vested in the Company's discretionary contributions after three years of service. The Company offers its stock as an investment option under the HRB Plan. The Company made no discretionary contributions in 2016 or 2015.

Legacy Xenith had a 401(k) defined contribution plan (the "Legacy XBKS Plan") covering all eligible employees of Legacy Xenith Bank who were employees prior to the Merger, which the Company assumed in the Merger and remained in effect through December 31, 2016. There were no age or service requirements under the Legacy XBKS Plan. The Legacy XBKS Plan provided a safe harbor matching contribution of 100% of the first 1% of contributions made by participants and 50% of the next 5% of contributions.

Matching contributions reported in the Company's consolidated income statements under both the HRB Plan and the Legacy XBKS Plan for the years ended December 31, 2016 and 2015 were $1.0 million and $838 thousand, respectively.

53

NOTE 18 - Retirement Plans

Supplemental Executive Retirement Plans

The Company has entered into supplemental executive retirement plans (the "HRB SERPs") with several key employees. Under the HRB SERPs, two employees are eligible to receive an annual benefit payable in fifteen installments each equal to $50 thousand following the attainment of their plan retirement date.

In connection with the Merger, the Company assumed the Colonial Virginia Bank Executive Retirement Plan (the "CVB SERP"). The CVB SERP provides for the payment of supplemental retirement benefits to three former Colonial Virginia Bank executives. All benefits to the employees are fully vested and payments may begin six months following the employee's termination of employment, as defined by the CVB SERP. At December 31, 2016, two former Colonial Virginia Bank employees are receiving payments under the CVB SERP.

The Company recognizes expense each year related to the HRB SERPs and CVB SERP based on the present value of the benefits expected to be provided to the employees and any beneficiaries. As of December 31, 2016, the accrued liability related to the HRB SERPs and the CVB SERP recorded on the Company's consolidated balance sheets was $2.4 million and $1.8 million as of December and 2016 and 2015, respectively. For the period ended December 31, 2016, the Company paid $675 thousand of benefits to former employees.

The plans are unfunded and there are no plan assets. The Company also has a grantor trust (rabbi trust) as a source of funds to pay benefits under the CVB SERP. At December 31, 2016, $1.8 million in cash and investment securities was held in the rabbi trust and is recorded in other assets on the Company's consolidated balance sheet. The rabbi trust assets are subject to the general unsecured creditors of the Company.

Board of Directors Retirement Agreements

The Company has entered into retirement agreements with certain former and current members of its board of directors. Participants are eligible for compensation under the agreements upon the sixth anniversary of the participant's first board meeting. Benefits are to be paid in monthly installments commencing at retirement and ending upon the death, disability or mutual consent of both parties to the agreement. Under the agreements, the participants continue to serve the Company after retirement by performing certain duties as outlined in the agreements. For the years ended December 31 2016 and 2015, the Company expensed $28 thousand and $39 thousand, respectively, related to these agreements.

54

NOTE 19 - Related Parties

Both the Company's and the Bank's officers and directors and their related interests have various types of loans with the Bank. As of December 31, 2016 and 2015, the total of these related-party loans outstanding was $14.8 million and $18.0 million, respectively. New loans to officers and directors in 2016 and 2015 totaled $1.9 million and $3.5 million, respectively, and repayments in 2016 and 2015 amounted to $5.2 million and $16.8 million, respectively. Such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other favorable terms.

Deposits of officers and directors as of December 31, 2016 and 2015 totaled $44.2 million and $41.3 million, respectively.

55

NOTE 20 - Warrants

On December 31, 2008, as part of the Treasury's Troubled Asset Relief Program Capital Purchase Program ("TARP CPP"), the Company entered into a Letter Agreement and Securities Purchase Agreement with the Treasury, pursuant to which the Company sold 80,347 shares of its Fixed-Rate Cumulative Perpetual Preferred Stock, Series C, no par value per share, having a liquidation preference of $1,000 per share (the "Series C Preferred") and a warrant (the "Warrant") to purchase 53,035 shares of its common stock at an initial exercise price of $227.25 per share, subject to certain anti-dilution and other adjustments, for an aggregate purchase price of $80.3 million in cash.

On August 12, 2010, the Company and Treasury executed the Exchange Agreement, which provided for (i) the exchange of 80,347 shares of Series C Preferred for 80,347 shares of a newly-created Series C-1 preferred stock ("Series C-1 Preferred"), (ii) the conversion of the Series C-1 Preferred at a discounted conversion value of $6,500 per share into 2,089,022 shares of common stock at a conversion price of $10.00 per share, and (iii) the amendment of the terms of the Warrant to provide for the purchase of up to 53,035 shares of the Company's common stock at an exercise price of $10.00 per share for a ten-year term following the issuance of the amended warrant to the Treasury (the "Amended TARP Warrant"). The transactions were consummated on September 30, 2010.

As a result of a 2012 capital raise and the Amended TARP Warrant's anti-dilution provisions, the number of shares underlying the Amended TARP Warrant was adjusted to 757,633 shares of common stock and the exercise price to purchase such shares was adjusted to $0.70 per share. As a result of the Reverse Stock Split, the number of shares underlying the Amended TARP Warrant was further adjusted to 75,763 shares of the Company's common stock and the exercise price to purchase such shares was further adjusted to $7.00 per share.

The Amended TARP Warrant may be exercised at any time on or before September 30, 2020 by surrender of the Amended TARP Warrant and a completed notice of exercise attached as an annex to the Amended TARP Warrant and the payment of the exercise price for the shares for which the Amended TARP Warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of common stock issuable upon exercise of the Amended TARP Warrant equal to the value of the aggregate exercise price of the Amended TARP Warrant determined by reference to the market price of common stock on the trading day on which the Amended TARP Warrant is exercised or, if agreed to by the Company and the Amended TARP Warrant holder, by the payment of cash equal to the aggregate exercise price. The Amended TARP Warrant and all rights under the Amended TARP Warrant are transferable and assignable.

Additionally, an aggregate of 56,376 warrants to purchase shares of the Company's common stock at an exercise price of $26.20 per share were outstanding. These warrants, which were outstanding for Legacy Xenith and assumed by the Company in the Merger, are exercisable immediately and expire on May 8, 2019.

56

NOTE 21 - Dividend Restrictions

Under Virginia law, no dividend may be declared or paid out of a Virginia chartered bank's paid-in capital. Xenith Bankshares, as the holding company for Xenith Bank, may be prohibited under Virginia law from the payment of dividends if the Virginia Bureau of Financial Institutions determines that a limitation of dividends is in the public interest and is necessary to ensure the Company's financial soundness and may also permit the payment of dividends not otherwise allowed by Virginia law.

The terms of the Subordinated Notes further restrict the Company from paying a dividend while an event of default exists and from paying a cash dividend if certain regulatory capital ratios are below certain levels, as defined under the agreement.

57

NOTE 22 - Regulatory Matters

The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items, as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum common equity Tier 1, Tier 1 leverage, Tier 1 risk-based capital and total risk-based capital ratios. In July 2013, the Federal Reserve, the Federal Deposit Insurance Company (the "FDIC") and the Office of the Comptroller of the Currency approved a final rule (the "Basel III Rules") establishing a regulatory capital framework that implements in the U.S. the Basel Committee’s Revised Framework to the International Convergence of Capital Management and Capital Standards regulatory capital reforms from the Basel Committee on Banking Supervision (the "Basel Committee") and certain changes required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"). These rules implement higher minimum capital requirements for bank holding companies and banks, including the new common equity Tier 1 capital requirement, and establish criteria that instruments must meet to be considered common equity Tier 1 capital, additional Tier 1 capital or Tier 2 capital. The Company was subject to these new minimum capital level requirements beginning January 1, 2015. The Basel III Rules also introduce a "capital conservation buffer," which is an addition of 2.5% to each minimum capital ratio requirement and is phased-in over a four-year period beginning in January 2016.

The Federal Reserve may also set higher capital requirements for holding companies whose circumstances warrant it. For example, holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Bank regulatory agencies could impose higher capital requirements to meet "well capitalized" standards and any future regulatory change could impose higher capital standards as a routine matter.

The Basel III Rules also set forth changes in the methods of calculating certain risk-weighted assets that are deemed to be of higher risk, which in turn affect the calculation of risk-based ratios. These changes were also effective beginning January 1, 2015. Under the Basel III Rules, higher or more sensitive risk weights are assigned to various categories of assets, including certain credit facilities that finance the acquisition, development or construction of real property, certain exposures or credits that are 90 days past due or on nonaccrual, foreign exposures and certain corporate exposures. In addition, the Basel III Rules include greater recognition of collateral and guarantees, and revised capital treatment for derivatives and repo-style transactions.

In addition, the Basel III Rules include certain exemptions to address concerns about the regulatory burden on community banks. For example, banking organizations with less than $15 billion in consolidated assets as of December 31, 2009 are permitted to include in Tier 1 capital trust preferred securities and cumulative perpetual preferred stock issued and included in Tier 1 capital prior to May 19, 2010 on a permanent basis, without any phase out. Community banks were able to elect on a one-time basis in their March 31, 2015 quarterly filings to permanently opt-out out of the requirement to include most AOCI components in the calculation of CET1 capital and, in effect, retain the AOCI treatment under the current capital rules. Under the Basel III Rules, the Company made such election to exclude AOCI from capital.

As of December 31, 2016, the Company and the Bank are considered to be "well capitalized" under the published regulatory definition of a well-capitalized bank. The Company and the Bank satisfy the capital adequacy ratios under Basel III. In 2019 after the buffer is fully phased in, the Basel III ratios will be higher than the "well capitalized" ratios. There are no conditions or events since December 31, 2016 that management believes has changed the Bank’s status as well-capitalized.

The following table presents the capital, for the various capital ratios, and risk-weighted assets for the Bank and Xenith Bankshares, as of the dates stated:

58

	December 31, 2016		December 31, 2015
	Xenith Bank	Xenith Bankshares	Xenith Bank	Xenith Bankshares
Common equity Tier 1 capital	$314,873	$343,624	$254,169	$262,370
Tier 1 capital	314,873	343,624	254,169	262,370
Total risk-based capital	336,817	374,187	276,612	285,079
Risk-weighted assets	2,799,415	2,828,101	1,756,030	1,780,683

The following table presents capital ratios for the Bank and Xenith Bankshares, minimum capital ratios required and ratios defined as "well capitalized" by the Company’s regulators as of the dates stated:

	December 31, 2016				December 31, 2015
	Xenith Bank	Xenith Bankshares	Regulatory Minimum	Well Capitalized	Xenith Bank	Xenith Bankshares	Regulatory Minimum	Well Capitalized
Common equity Tier 1 capital ratio	11.25%	12.15%	5.125%	> 6.50%	14.47%	14.73%	4.50%	> 6.50%
Tier 1 leverage ratio	9.93%	10.74%	4.000%	> 5.00%	13.20%	13.46%	4.00%	> 5.00%
Tier 1 risk-based capital ratio	11.25%	12.15%	6.625%	> 8.00%	14.47%	14.73%	6.00%	> 8.00%
Total risk-based capital ratio	12.03%	13.23%	8.625%	> 10.00%	15.75%	16.01%	8.00%	> 10.00%

59

NOTE 23 - Commitments and Contingencies

In the ordinary course of operations, the Company is party to legal proceedings. Based upon information currently available, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

In the normal course of business, the Company has commitments under credit agreements to lend to customers as long as there is no material violation of any condition established in the contracts. These commitments generally have fixed expiration dates or other termination clauses and may require payments of fees. Because many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Additionally, the Company issues letters of credit, which are conditional commitments to guarantee the performance of customers to third parties. The credit risk involved in issuing letters of credit is the same as that involved in extending loans to customers.

These commitments represent outstanding off-balance sheet commitments. The following table presents unfunded loan commitments outstanding as of the dates stated:

	December 31, 2016	December 31, 2015
Commercial lines of credit	$372,083	$124,834
Construction	113,364	27,758
Commercial real estate	44,790	13,004
Residential real estate	93,981	82,189
Consumer	11,108	7,164
Letters of credit	20,476	15,555
Total commitments	$655,802	$270,504

The Company leases land and buildings upon and in which certain of its operating facilities are located. These leases are non-cancellable operating leases with initial remaining terms in excess of one year with options for renewal and expire at various dates through January 2034, with one lease expiring in 2049. In addition to minimum rents, certain leases have escalation clauses and include provisions for additional payments to cover taxes, insurance and maintenance. The effects of the scheduled rent increases, which are included in the minimum lease payments, are recognized on a straight-line basis over the lease term. For the years ended December 31, 2016 and 2015, rental expense was $2.6 million and $2.8 million, respectively.

Future minimum lease payments, by year and in the aggregate, under non-cancellable operating leases at December 31, 2016 were as follows.

Year	Commitment
2017	$2,952
2018	2,794
2019	2,867
2020	2,796
2021	2,127
Thereafter	12,594
Total lease commitments	$26,130

60

NOTE 24 - Concentration of Credit Risk

The Company has a diversified loan portfolio consisting of commercial, real estate and consumer loans. As of December 31, 2016 and 2015, the Company had loans secured by commercial and residential real estate located primarily within the Company’s market area representing $1.5 billion, or 61.0% of total loans, and $1.2 billion, or 75.0% of total loans, respectively. A major factor in determining borrowers’ ability to honor their agreements, as well as the Company’s ability to realize the value of any underlying collateral, if necessary, is influenced by economic conditions in this market area.

The Company maintains cash balances with several financial institutions. These accounts are insured by the FDIC up to $250 thousand. At December 31, 2016, the Company had $5.8 million of uninsured funds in various financial institutions.

61

NOTE 25 - Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company classifies financial assets and liabilities measured at fair value in three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

The categorization of an asset or liability within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Recurring Basis

The Company measures or monitors certain of its assets on a fair value basis. Fair value is used on a recurring basis for those assets and liabilities for which an election was made, as well as for certain assets and liabilities in which fair value is the primary basis of accounting. The following tables present the fair value of assets measured and reported at fair value on a recurring basis in the consolidated balance sheets as of the dates stated:

		Fair Value Measurements at Reporting Date Using
Assets	December 31, 2016	Level 1	Level 2	Level 3
Securities available for sale
Mortgage-backed securities
Agencies	$134,890	$—	$134,890	$—
Collateralized	62,753	—	62,753	—
Collateralized mortgage obligations	19,810	—	19,810	—
Asset-backed securities	14,758	—	14,758
Municipals
Tax-exempt	64,755	—	64,755	—
Taxable	17,676	—	17,676	—
Corporate bonds	984	—	984	—
Equity securities	1,817	1,718	—	99
Total securities available for sale	317,443	1,718	315,626	99
Derivative loan commitments	126	—	—	126
Interest rate swaps	1,223	—	1,223	—
Rabbi trust	1,804	1,804	—	—
Total assets	$320,596	$3,522	$316,849	$225

Liabilities
Interest rate swaps	$1,226	$—	$1,226	$—
Total liabilities	$1,226	$—	$1,226	$—

62

		Fair Value Measurements at Reporting Date Using
Assets	December 31, 2015	Level 1	Level 2	Level 3
Securities available for sale
U.S. agency securities	$13,072	$—	$13,072	$—
Corporate bonds	11,190	—	11,190	—
Mortgage-backed securities -
Agencies	149,199	—	149,199	—
Asset-backed securities	23,292	—	23,292	—
Equity securities	1,421	1,322	—	99
Total securities available for sale	198,174	1,322	196,753	99
Derivative loan commitments	1,020	—	—	1,020
Interest rate swaps	1,219	—	1,219	—
Total assets	$200,413	$1,322	$197,972	$1,119

Liabilities
Interest rate swaps	$1,219	$—	$1,219	$—
Total liabilities	$1,219	$—	$1,219	$—

The following table presents a rollforward of recurring fair value measurements categorized within Level 3 of the fair value hierarchy for the periods stated:

	Activity in Level 3		Activity in Level 3
	Fair Value Measurements		Fair Value Measurements
	December 31, 2016		December 31, 2015
	Investment	Derivative	Investment	Derivative
	Securities	Loan	Securities	Loan
	Available for Sale	Commitments	Available for Sale	Commitments
Balance at beginning of period	$99	$1,020	$280	$472
Unrealized gains included in:
Earnings	—	—	—	—
Other comprehensive income	—	—	—	—
Purchases	—	—	—	—
Sales	—	—	—	—
Reclassification from level 3 to level 1	—	—	(181)	—
Issuances	—	470	—	799
Settlements	—	(1,364)	—	(251)
Balance at end of period	$99	$126	$99	$1,020

The Company’s policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer.

The following describes the valuation techniques used to estimate the fair value of assets and liabilities that are measured on a recurring basis.

Investment Securities Available for Sale:  Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models or quoted prices of securities with similar characteristics. Level 2 securities would include U.S. agency securities, mortgage-backed securities, obligations of states and political subdivisions, and certain corporate, asset-backed and other securities valued using third party quoted prices in markets that are not active. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.

63

Derivative Loan Commitments:  The Company originates mortgage loans for sale into the secondary market on a best efforts basis. Under the best efforts basis, the Company enters into commitments to originate mortgage loans whereby the interest rate is fixed prior to funding. These commitments, in which the Company intends to sell in the secondary market, are considered freestanding derivatives. The fair values of interest rate lock commitments, which are related to mortgage loan commitments and are categorized as Level 3, are based on quoted prices adjusted for commitments that the Company does not expect to fund.

Interest Rate Swaps: The Company uses observable inputs to determine fair value of its interest rate swaps. The valuation of these instruments is determined using widely accepted valuation techniques that are based on discounted cash flow analysis using the expected cash flows of each derivative over the contractual terms of the derivatives, including the period to maturity and market-based interest rate curves. The fair value of the interest rate swaps is determined using a market standard methodology of netting the discounted future fixed cash receipts and the discounted expected variable cash payments. The variable cash payments were based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. Accordingly, the Company categorizes these financial instruments within Level 2 of the fair value hierarchy.

Rabbi Trust: Assets held by the Company in the rabbi trust consist of securities where quoted prices are available in active markets and are classified as Level 1 securities.

Nonrecurring Basis

Certain assets, specifically collateral dependent impaired loans and other real estate owned and repossessed assets, are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment and an allowance is established to adjust the asset to its estimated fair value). The adjustments are based on appraisals of underlying collateral or other observable market prices when current appraisals or observable market prices are available. If an appraisal that is less than 12 months old is not available, an existing appraisal or other valuation would be adjusted depending on the type of real estate and age of the appraisal to reflect current market conditions and, as such, may include significant management assumptions and input with respect to the determination of fair value.

The adjustments are based in part upon externally derived statistical data and upon management’s knowledge of market conditions and prices of sales of other real estate owned. It is the Company’s policy to classify these as Level 3 assets within the fair value hierarchy. Management periodically reviews the adjustments as compared to valuations from updated appraisals and modifies the adjustments accordingly should updated appraisals reflect valuations significantly different than those derived utilizing the adjustments. Management believes the valuations are reasonable for the collateral underlying the loan portfolio; however, while appraisals are indicators of fair value, the amount realized upon the sale of these assets could be significantly different.

The following tables present the fair value of assets measured and recognized at fair value on a nonrecurring basis in the consolidated balance sheets as of the dates stated:

	Assets	Fair Value Measurements at
	Measured at	December 31, 2016 Using
	Fair Value	Level 1	Level 2	Level 3
Impaired loans	$49,378	$—	$—	$49,378
Other real estate owned and repossessed assets	5,345	—	—	5,345

64

	Assets	Fair Value Measurements at
	Measured at	December 31, 2015 Using
	Fair Value	Level 1	Level 2	Level 3
Impaired loans	$55,279	$—	$—	$55,279
Other real estate owned and repossessed assets	12,409	—	—	12,409

The following describes the valuation techniques used to estimate fair value of assets that are required to be measured on a nonrecurring basis.

Impaired Loans: The majority of the Company’s impaired loans are considered collateral dependent. For collateral dependent impaired loans, impairment is measured based upon the estimated fair value of the underlying collateral less costs of disposal.

Other Real Estate Owned and Repossessed Assets: The fair value of other real estate owned and repossessed assets is based primarily on appraisals of the real estate or other observable market prices. The Company’s policy is to have current appraisals of these assets; however, if a current appraisal is not available, an existing appraisal would be adjusted to reflect changes in market conditions from the date of the existing appraisal and, as such, requires management to make assumptions in the determination of fair values.

Significant Unobservable Inputs

The following table presents the significant unobservable inputs used to value the Company’s material Level 3 assets as of the date stated. These factors represent the significant unobservable inputs that were used in the measurement of fair value.

		Significant Unobservable	Significant Unobservable
	Fair Value as of	Inputs by	Inputs as of
	December 31, 2016	Valuation Technique	December 31, 2016
Derivative loan commitments	$126	Pull through rate	89%
		Percentage of loans that will
		ultimately close
Impaired loans	49,378	Appraised value	9%
		Average discounts to reflect current
		market conditions, ultimate collectability,
		and estimated costs to sell
Other real estate owned	5,345	Appraised value	10%
		Weighted average discounts to reflect
		current market conditions, abbreviated
		holding period and estimated costs to sell

Other Fair Value Measurements

Accounting standards require the disclosure of the estimated fair value of financial instruments that are not recorded at fair value. For the financial instruments that the Company does not record at fair value, estimates of fair value are made at a point in time based on relevant market data and information about the financial instrument. No readily available market exists for a significant portion of the Company’s financial instruments. Fair value estimates for these instruments are based on current economic conditions, interest rate risk characteristics and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision; therefore, the calculated fair value estimates in many instances cannot be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. In addition, changes in assumptions could significantly affect these fair value estimates. The following methods and assumptions were used by the Company in estimating fair value of these financial instruments.

65

Cash and Cash Equivalents: Cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks, and overnight funds sold and due from FRB. The carrying amount approximates fair value.

Investment Securities Available for Sale: Fair values are based on published market prices where available. If quoted market prices are not available, fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Investment securities available for sale are carried at their aggregate fair value.

Restricted Equity Securities: These investments are carried at cost. The carrying amount approximates fair value.

Loans Held For Sale: The carrying value of loans held for sale is a reasonable estimate of fair value since loans held for sale are expected to be sold within a short period that is typically between 30 and 90 days after a loan closing transaction. These loans are reported within discontinued operations.

Loans: To determine the fair values of loans other than those deemed impaired, the Company uses discounted cash flow analyses using discount rates that are similar to the interest rates and terms currently being offered to borrowers of similar terms and credit quality. In valuing acquired loans, the Company also uses valuation techniques that include default rates for similar risk rated loans and estimates of expected cash flows as well as other factors.

Interest Receivable and Interest Payable: The carrying amount approximates fair value.

Bank-Owned Life Insurance: The carrying amount approximates fair value.

Deposits: The fair values disclosed for non-maturity deposits such as demand, including money market, and savings accounts are equal to the amount payable on demand at the reporting date (i.e., carrying values). Fair values for certificates of deposit are estimated using discounted cash flows that apply market interest rates on comparable instruments.

Borrowings: The fair value of FHLB borrowings approximates the carrying amount. Other borrowings include the Subordinated Notes and the junior subordinated debentures. The fair value of the Subordinated Notes approximates the carrying value. The fair value of the junior subordinated debentures approximates the par value of the borrowings.

Commitments to Extend Credit and Standby Letters of Credit: The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2016, and as such, the related fair values have not been estimated.

The following tables present the carrying amounts and fair values of those financial instruments that are not recorded at fair value or have carrying amounts that approximate fair value as of the dates stated:

	December 31, 2016
	Carrying	Fair	Fair Value Measurements at Reporting Date Using
	Amount	Value	Level 1	Level 2	Level 3
Financial Assets:
Loans, net(1)	$2,442,116	$2,448,581	$—	$—	$2,448,581
Financial Liabilities:
Deposits	2,571,970	2,573,070	—	2,573,070	—
FHLB borrowings	172,000	172,000	—	172,000	—
Other borrowings	38,813	65,303	—	65,303	—

66

	December 31, 2015
	Carrying	Fair	Fair Value Measurements at Reporting Date Using
	Amount	Value	Level 1	Level 2	Level 3
Financial Assets:
Loans, net(1)	$1,515,795	$1,525,606	$—	$—	$1,525,606
Financial Liabilities:
Deposits	1,705,145	1,678,886	—	1,678,886	—
FHLB borrowings	25,000	25,000	—	25,000	—
Other borrowings	29,689	56,703	—	56,703	—

(1) Carrying amount and fair value include impaired loans and carrying amount is net of the allowance for loan losses.

67

NOTE 26 - Parent Company Financial Statements

Xenith Bankshares, Inc. is the parent company of Xenith Bank. The following table presents the balance sheets of Xenith Bankshares, Inc. as of the dates stated:

	December 31, 2016	December 31, 2015
Assets:
Cash on deposit with subsidiaries	$23,290	$14,385
Equity securities available for sale	1,817	1,421
Investment in subsidiaries	467,217	312,548
Other assets	19,280	1,545
Total assets	$511,604	$329,899
Liabilities:
Borrowings	$38,813	$29,689
Deferred tax liability	8,802	9,779
Other liabilities	808	323
Total liabilities	48,423	39,791
Shareholders' equity:
Common stock	231	1,711
Capital surplus	710,916	590,417
Accumulated deficit	(245,538)	(302,580)
Accumulated other comprehensive (loss) income, net of tax	(2,428)	560
Total shareholders' equity	463,181	290,108
Total liabilities and shareholders' equity	$511,604	$329,899

The following table presents the statements of income of Xenith Bankshares, Inc. for the periods stated:

	December 31, 2016	December 31, 2015
Income:
Interest income	$100	$131
Other income	45	41
Total income	145	172
Expenses:
Interest expense	2,236	1,715
Other expense	1,544	1,732
Total expense	3,780	3,447
Loss before income taxes and equity in undistributed earnings of subsidiaries	(3,635)	(3,275)
Income tax benefit	(1,248)	—
Equity in undistributed earnings of subsidiaries	59,429	96,230
Net income attributable to Xenith Bankshares, Inc.	$57,042	$92,955

68

The following table presents the statements of cash flows of Xenith Bankshares, Inc. for the periods stated:

	December 31, 2016	December 31, 2015
Operating Activities:
Net income	$57,042	$92,955
Adjustments:
Equity in undistributed earnings of subsidiaries	(59,429)	(96,230)
Amortization of purchase accounting adjustments	492	465
Share-based compensation expense	1,999	1,725
Change in other assets	(17,734)	804
Change in liabilities	7,871	(1,226)
Net cash used in operating activities	(9,759)	(1,507)
Investing Activities:
None	—	—
Net cash used in investing activities	—	—
Financing Activities:
Dividend from subsidiary	20,000	—
Cash in lieu of issuance of common stock	(6)	—
Settlement of RSUs	(2,801)	—
Issuance of common stock for share-based awards	1,471	5
Net cash provided by financing activities	18,664	5
Increase (decrease) in cash and cash equivalents	8,905	(1,502)
Cash and cash equivalents at beginning of year	14,385	15,887
Cash and cash equivalents at end of year	$23,290	$14,385

69

NOTE 27 - Recent Accounting Pronouncements

During the second quarter of 2014, the FASB issued Accounting Standard Update ("ASU") 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09") and creates a new topic, ASC Topic 606, "Revenue from Contracts with Customers" ("ASC 606"). ASC 606 represents a comprehensive reform of many of the revenue recognition requirements in GAAP and will supersede the current revenue recognition requirements in ASC 605, "Revenue Recognition" and supersede or amend much of the industry-specific revenue recognition guidance found throughout the ASC. The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. ASC 606 creates a five-step process for achieving that core principle: (1) identifying the contract with the customer, (2) identifying the performance obligations in the contract, (3) determining the transaction price, (4) allocating the transaction price to the performance obligations, and (5) recognizing revenue when an entity has completed the performance obligations. ASC 606 also requires additional disclosures that allow users of the financial statements to understand the nature, timing and uncertainty of revenue and cash flows resulting from contracts with customers. The effective date of ASC 606 is for the year beginning January 1, 2018. The new revenue standard permits the use of retrospective or cumulative effect transition methods. A majority of the Company's contracts with customers (i.e., financial instruments) do not fall within the scope of ASC 606; therefore, the Company does not expect the adoption of this standard to have a material effect on the Company's consolidated financial statements.

In February 2016, the FASB issued ASC Topic 842, "Leases" ("ASC 842"), which replaces ASC 840, "Leases". The core principle of ASC 842 is that a lessee should recognize the assets and liabilities that arise from leases. A lessee should recognize in its balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The recognition, measurement and presentation of expenses and cash flows arising from a lease by a lessee are as follows:

For finance leases, a lessee is required to do the following:

1.	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position;

2.	Recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of comprehensive income; and

3.	Classify repayments of principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows.

For operating leases, a lessee is required to do the following:

1.	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the statement of financial position;

2.	Recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis; and

3.	Classify all cash payments within operating activities in the statement of cash flows.

The effective date for ASC 842 is for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted. The Company is evaluating whether adoption of this standard will have a material effect on its consolidated financial statements.

70

In March 2016, the FASB issued ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), which is intended to improve the accounting for share-based payment transactions as part of the FASB's simplification initiative. ASU 2016-09 changes seven aspects of the accounting for share-based payment award transactions, including: (1) accounting for income taxes; (2) classification of excess tax benefits on the statement of cash flows; (3) forfeitures; (4) minimum statutory tax withholding requirements; (5) classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes; (6) practical expedient - expected term (nonpublic entities only); and (7) intrinsic value (nonpublic entities only). ASU 2016-09 is effective for fiscal years beginning after December 15, 2016 and interim periods within those years. Early adoption is permitted in any interim or annual period provided that the entire ASU 2016-09 is adopted. The adoption of this standard will not have a material effect on the Company's consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, "Measurement of Credit Losses on Financial Instruments" ("ASU 2016-13"), which significantly changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life. The main objective of ASU 2016-13 is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in ASU 2016-13 replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The changes of ASU 2016-13 are effective for annual and interim periods in fiscal years beginning after December 15, 2019. An entity may early adopt the standard for annual and interim periods in fiscal years beginning after December 15, 2018. The Company is assessing the effect the adoption of this standard will have its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows" ("ASU 2016-15"), which is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. The guidance addresses: (1) debt prepayment on debt extinguishment costs; (2) settlement of zero-coupon debt instruments; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investments; (7) beneficial interest in securitizations transactions; and (8) separately identifiable cash flows and application of the predominance principle. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017 and interim periods within those years. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of this guidance will have material effect on its consolidated statements of cash flows.

In October 2016, the FASB issued ASU 2016-16, "Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory" ("ASU 2016-16"), which requires entities to recognize at the transaction date the income tax consequences of intercompany asset transfers other than inventory. This ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2017. Entities may early adopt the standard, but only at the beginning of an annual period for which no financial statements (interim or annual) have already been issued or made available for issuance. The Company is evaluating whether the adoption of this guidance will have material effect on its consolidated financial statements.

In October 2016, the FASB also issued ASU 2016-17, "Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control" ("ASU 2016-17"), which requires a single decision maker or service provider, in evaluating whether it is the primary beneficiary, to consider on a proportionate basis indirect interests held through related parties under common control. This ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2016. Entities can adopt ASU 2016-17 on issuance, including in an interim period. However, if an entity adopts in an interim period other than the first interim period, it should compute and reflect the cumulative effect of the accounting change as of the beginning of the fiscal year that includes that interim period. Entities that have not adopted ASU 2015-02 should adopt ASU 2016-17 at the same time and apply the same transition method for both standards. Entities that already adopted ASU 2015-02 should apply ASU 2016-17 retrospectively to all periods beginning with the earliest annual period in which they adopted ASU 2015-02. The Company does not expect the adoption of this standard will have a material effect on its consolidated financial statements.

71

In November 2016, the FASB issued ASU 2016-18, "Statement of Cash Flows (Topic 230): Restricted Cash" ("ASU 2016-18"), which requires companies to include cash and cash equivalents that have restrictions on withdrawal or use in total cash and cash equivalents on the statement of cash flows. ASU 2016-18 is effective for annual and interim periods in fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, adjustments should be reflected at the beginning of the fiscal year that includes that interim period. The Company is evaluating whether the adoption of this guidance will have material effect on its consolidated financial statements.

In December 2016, the FASB issued ASU 2016-19, "Technical Corrections and Improvements" ("ASU 2016-19"), which amends a number of topics in the FASB ASC. The ASU is part of an ongoing FASB project to facilitate ASC updates for non-substantive technical corrections, clarifications, and improvements that are not expected to have a significant effect on accounting practice or create a significant administrative cost to most entities. ASU 2016-19 will apply to all reporting entities within the scope of the affected accounting guidance.

Most amendments included in ASU 2016-19 are effective upon issuance (December 2016). Certain amendments that require transition guidance are effective for:

1.	Public business entities, for annual and interim periods in fiscal years beginning after December 15, 2016 (for cloud computing arrangements);

2.	All other entities, for annual periods in fiscal years beginning after December 15, 2017, and interim periods in fiscal years beginning after December 15, 2018 (for cloud computing arrangements); and

3.	All entities, for annual and interim periods in fiscal years beginning after December 15, 2016 (for certain others, including the change to fair value measurement disclosures).

Early adoption is permitted for the amendments that require transition guidance. The Company is evaluating whether the adoption of this guidance will have material effect on its consolidated financial statements.

72

NOTE 28 - Subsequent Events

Management has evaluated subsequent events through of March 14, 2017, which is the date the consolidated financial statements were available to be issued. There were no subsequent events that required adjustment to or disclosure in the consolidated financial statements.

73